SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Zynga Inc.

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ZYNGA INC.

699 8th Street

San Francisco, CA 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Zynga Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 11, 2014 at 10:00 a.m. local time at the Company’s headquarters located at 699 8th Street, San Francisco, California 94103 for the following purposes:

1.	To elect seven (7) nominees for director to serve until the next annual meeting and their successors are duly elected and qualified.

2.

To approve an amendment to the Company’s Certificate of Incorporation to decrease the number of authorized shares of the Company’s Class B common stock from 900,000,000 to 200,000,000 shares, and a corresponding increase to the number of authorized shares of the Company’s Class A common stock from 1,100,000,000 to 1,800,000,000 shares.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 14, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Devang Shah

General Counsel, Secretary and Vice President

San Francisco, California

April     , 2014

Whether or not you expect to attend the annual meeting, please submit your proxy or voting instructions the internet as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 11, 2014. The proxy statement and Zynga’s Annual Report on Form 10-K for fiscal year 2013 are available electronically at http://www.astproxyportal.com/ast/17382.

ZYNGA INC.

699 8TH STREET

SAN FRANCISCO, CA 94103

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 25, 2014 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 5, 2014.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June 11, 2014 at 10:00 a.m. local time at the Company’s headquarters, located at 699 8th Street, San Francisco, CA 94103. Directions to the annual meeting may be found at http://investor.zynga.com/events.cfm. Only stockholders of record at the close of business on April 14, 2014 are entitled to attend the meeting. If you are not a stockholder of record but hold shares through a broker, bank, trustee, or nominee (i.e., in street name), you will need to provide proof of beneficial ownership as of April 14, 2014. You should also be prepared to present photo identification for admittance. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2014 will be entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 14, 2014 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 14, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of

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shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you will need to provide proof of beneficial ownership on the record date, such as the notice or voting instruction you received from your broker or other agent to be admitted to the annual meeting. You may also bring your brokerage statement reflecting your ownership of shares as of the close of business on April 14, 2014. Please note that you will not be able to vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of seven directors;

•

Approval of a proposed amendment to the Company’s Certificate of Incorporation to decrease the number of authorized shares of Class B common stock from 900,000,000 to 200,000,000 shares and a corresponding increase to the number of authorized shares of Class A common stock from 1,100,000,000 to 1,800,000,000;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•

Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 10, 2014 to be counted.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of the record date, each holder of shares of Class B common stock is entitled to seven votes for each share of Class B common stock held as of the record date and each holder of shares of Class C common stock is entitled to 70 votes for each share of Class C common stock held as of the record date. The Class A common stock, Class B common stock and Class C common stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all seven nominees for director, “For” the amendment to our charter to amend the number of shares of authorized stock, “For” the advisory approval of executive compensation and “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the internet.

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•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at Zynga Inc. 699 8th Street, San Francisco, CA 94103.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2014, to our Corporate Secretary at Zynga Inc. 699 8th Street, San Francisco, CA 94103. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy, but will otherwise be considered at the 2014 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary no earlier than February 11, 2015 and no later than March 13, 2015. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our Bylaws were filed with the SEC as an exhibit to Amendment No. 6 to our Registration Statement on Form S-1 (333-175298) filed on November 17, 2011, and can be viewed by visiting our investor relations website at http://investor.zynga.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at Zynga Inc. 699 8th Street, San Francisco, CA 94103.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee. If you do not provide voting instructions to your broker, bank or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items

The election of our directors (Proposal 1) and the vote, on an advisory basis, of the compensation of our named executive officers (Proposal 3) are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

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Discretionary Items

The proposed amendment to our Certificate of Incorporation (Proposal 2) and the ratification of the appointment of Ernst & Young LLP as our independent auditors (Proposal 4) are discretionary items. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on these proposals in their discretion. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) or the advisory vote on compensation of our named executive officers (Proposal 3). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank, or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. However, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

Proposal 2, approval of the amendment to our charter, will be considered to be approved if it receives “For” votes from the holders of a majority of the voting power of the outstanding shares entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as “Against” votes.

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Proposal 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of the voting power of the shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal 4, ratification of the selection of Ernst & Young, LLP as the Company’s independent registered public accounting firm for fiscal December 31, 2014, must receive “For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of Class A, Class B and Class C common stock of the Company (voting together as a single class) entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were shares             of Class A Common Stock with one vote per share,              shares of Class B Common Stock with seven votes per share, and 20,517,472 shares of Class C Common Stock with 70 votes per share, outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of             votes must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and

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broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Board of Directors or the holders of a majority of the voting power of the shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

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DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of our Board of Directors (the “Board”), which is currently comprised of nine members. The current members of our Board are Mark Pincus, Don A. Mattrick, L. John Doerr, William “Bing” Gordon, Reid Hoffman, Jeffrey Katzenberg, Stanley J. Meresman, Sunil Paul and Ellen Siminoff. Each of our directors, except for Mr. Mattrick who joined the Board in July 2013, was elected to be a director for a one-year term at our Annual Meeting of Stockholders held on June 4, 2013. Mr. Mattrick was identified as a potential nominee by the Board in connection with his hire as the Company’s Chief Executive Officer, and, following a review process by the Nominating and Corporate Governance Committee, was recommended to the Board for appointment by the Nominating and Corporate Governance Committee to fill a vacancy on the Board. Owen Van Natta served as a director from August 2010 to June 2013, and resigned from the Board in June 2013. There are no family relationships among any of the directors or executive officers of the Company. For additional information regarding the members of our Board, please see the discussion of their respective experiences, qualifications, attributes and skills under “Proposal 1—Election of Directors” in this proxy statement.

Director Independence

As required by the listing requirements and rules of the NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board, through our Nominating and Corporate Governance Committee, annually reviews all relevant business relationships any director or director nominee may have with the Company. As a result of its annual review and based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including family relationships, the Board has affirmatively determined that Messrs. Hoffman, Katzenberg, Meresman and Paul, and Ms. Siminoff do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, the listing requirements and rules of NASDAQ and any other applicable laws or regulations. In making this determination, the Board, through our Nominating and Corporate Governance Committee, considered the current and prior relationships that each non-employee director and director nominee, or any of his or her family members, has with our company, our senior management and our independent auditors and all other facts and circumstances deemed relevant in determining their independence, including the following transactions and relationships:

•	The relationship between Messrs. Pincus and Paul, who were co-founders of FreeLoader, Inc., an Internet company that was sold in 1995.

•	The relationship between Ms. Siminoff and her spouse and Mr. Pincus, who co-own a small private airplane, which was not used for Company travel.

•

The relationship between Mr. Paul’s venture capital firm, Spring Ventures, LLC, which invested in LinkedIn Corporation, which was founded by Mr. Hoffman. Mr. Hoffman is Chairman and a stockholder, and Mr. Meresman is a director, of LinkedIn Corporation.

•	The relationship between Ms. Siminoff and Mr. Hoffman due to their past service on the board of directors of Mozilla Corporation. Mr. Hoffman continues to be a director of Mozilla.

•	Any other relationships described under “Transactions with Related Persons—Transactions with Related Parties” later in this proxy statement.

Board Leadership Structure

Mark Pincus, our founder and Chief Product Officer and former Chief Executive Officer, is the Chairman of our Board. We believe that it is important to have a Board Chairman with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Product Officer and former CEO) as compared to a relatively less informed independent Board Chairman.

Our independent directors have also designated Jeffrey Katzenberg as our lead independent director. The lead independent director chairs and may call formal closed sessions of the independent directors and leads Board meetings in the absence of the Chairman. In addition, it is the responsibility of the lead independent director to coordinate between our Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of our Board in its oversight responsibilities.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Meetings of The Board of Directors

The Board met 11 times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of our Board and of the committees on which they served held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Mergers and Acquisitions Committee and an Executive Committee. Our Board may establish other committees to facilitate the management of our business. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership and meeting information for 2013 for each of our Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Mergers and Acquisitions	Executive
Mark Pincus
Don A. Mattrick (1)
L. John Doerr
William “Bing” Gordon
Reid Hoffman I
Jeffrey Katzenberg I L (2)
Stanley J. Meresman I
Sunil Paul I
Ellen Siminoff I (3)
Owen Van Natta (4)
Total Meetings Held in Fiscal 2013	10	9	2	0	0

= Chairman of the Board        = Chair        = Member       I = Independent       L = Lead Independent Director

(1)	Mr. Mattrick was appointed to serve on the Mergers and Acquisitions Committee, effective October 30, 2013, and the Executive Committee, effective July 8, 2013.
(2)	Mr. Katzenberg was appointed to serve as the chair of the Nominating and Corporate Governance Committee, effective January 23, 2013.
(3)	Ms. Siminoff was appointed to serve on the Compensation Committee, effective January 23, 2013, and the Mergers and Acquisition Committee, effective October 30, 2013.
(4)	Mr. Van Natta served on the Mergers and Acquisitions Committee until his resignation from the Board in June 2013.

Below is a description of each committee of the Board.

Audit Committee

Our Audit Committee currently consists of Stanley Meresman, Sunil Paul and Ellen Siminoff. Our Board has determined, based on the review and recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act) and that the chair of our Audit Committee, Mr. Meresman, is an “audit committee financial expert” within the meaning of the SEC regulations. The Board made a qualitative assessment of Mr. Meresman’s level of knowledge and experience based on a number of factors, including his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior experience as chief financial officer of two publicly traded corporations.

Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Nominating and Corporate Governance Committee has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of the Audit Committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

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reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	considering and approving or disapproving of related person transactions;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

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reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting;

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considering and adopting policies regarding employment by the Company of individuals employed or formerly employed by the Company’s independent registered public accounting firm and reviewing and determining whether to concur with the Company’s hiring of individuals employed or previously employed by such firm;

•	reviewing the audit plan of our internal audit department and overseeing the performance of the internal audit function;

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establishing procedures for the receipt, retention and treatment of any complaints received by us regarding internal accounting controls, accounting or auditing matters and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	conducting an annual assessment of the performance of the Audit Committee and its members and the adequacy of its charter.

The Audit Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Compensation Committee

Our Compensation Committee consists of Jeffrey Katzenberg, Sunil Paul and Ellen Siminoff. Our Board has determined, based on the review and recommendation of the Nominating and Corporate Governance Committee, that each of Messrs. Katzenberg and Paul and Ms. Siminoff is independent and meets the independence requirements for Compensation Committee members under the applicable NASDAQ listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). The chair of our Compensation Committee is Mr. Katzenberg. Ms. Siminoff was appointed to the Compensation Committee on January 23, 2013. The functions of this committee include:

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determining the compensation and other terms of employment of our chief executive officer and our other executive officers, and reviewing and approving corporate goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board the compensation of our directors;

•	evaluating, adopting and administering incentive and equity compensation plans and similar programs, as well as modifying or terminating such plans and programs;

•	establishing policies with respect to equity compensation arrangements;

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reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC;

•	providing recommendations to the full Board on compensation-related proposals to be considered at the Company’s annual meeting;

•	reviewing and considering the results of any advisory vote on executive compensation;

•	selecting, retaining and terminating any independent counsel, compensation and benefits consultants, and other outside advisors or experts; and

•	reviewing and assessing, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation. As noted above, our Compensation Committee consists of Messrs. Katzenberg and Paul and Ms. Siminoff. None of the members of the Compensation Committee has been at any time one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Processes and Procedures. Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. From time to time, various members of management and other employees, as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to select and retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Throughout the course of 2013, our Compensation Committee received advising from several compensation consulting firms, including Compensia, Inc. (“Compensia”), Pearl Meyer & Partners (“Pearl Meyer”), and Frederic W. Cook & Co., Inc. (“F.W. Cook”, collectively with Compensia and Pearl Meyer, the “Compensation Consultants”) to support management and the Compensation Committee in making director and executive compensation decisions. Each of the Compensation Consultants is a well-known and respected compensation consulting firm that provides executive compensation advisory services to compensation committees and senior management. The services provided by the Compensation Consultants, as well as other information regarding our engagement of the Compensation Consultants, is set forth in the “Executive Compensation—Compensation Discussion and Analysis—Role of our Compensation Committee, External Compensation Consultants and Management—Compensation Consultants” section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate.

The specific determinations of the Compensation Committee with respect to executive compensation for 2013 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Jeffrey Katzenberg and Stanley Meresman. Our Board has determined that each of Messrs. Katzenberg and Meresman are independent under the NASDAQ listing standards. The chair of our Nominating and Corporate Governance Committee is Mr. Katzenberg. The functions of this committee include:

•	reviewing periodically and evaluating director performance of our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, consistent with our Code of Business Conduct and Ethics, which is posted on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm. Candidates should have broad experience and demonstrated excellence in his or her field. In addition, candidates for director should:

•	possess relevant expertise upon which to be able to offer advice and guidance to management and be committed to enhancing stockholder value;

•	have sufficient time to devote to the affairs of the Company and to carry out their duties; and

•	have the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Candidates for director are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of our Board and the company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee also determines whether the nominee can be considered independent by the Board for purposes of meeting the NASDAQ listing standards.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of our Board, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Any stockholder recommendations proposed for consideration by the committee should be in writing and delivered to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, Zynga Inc., 699 8th Street, San Francisco, CA 94103. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee aggregates the recommendations and considers them at a regularly scheduled meeting prior to the issuance of the proxy statement for our next annual meeting of stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at the annual meeting of stockholders must be in writing and received by us no later than 120 calendar days in advance of the first anniversary date of mailing of the corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, including any proposals to be included in that year’s proxy materials. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Mergers and Acquisitions Committee

Our Mergers and Acquisitions Committee consists of Mark Pincus, Don A. Mattrick and Ellen Siminoff. The chair of our Mergers and Acquisitions Committee is Mr. Pincus. Mr. Van Natta served on the Mergers and Acquisitions Committee until his resignation from the Board in June 2013. Mr. Mattrick and Ms. Siminoff were appointed to the Mergers and Acquisitions Committee on October 30, 2013. The functions of this committee include:

•	approving strategic transactions that involve the payment of total consideration of less than $50 million; and

•

approving strategic transactions that involve the payment of total consideration of less than $100 million, if such transaction is also approved by one additional non-employee director who does not serve on the Mergers and Acquisitions Committee.

The Mergers and Acquisitions Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Executive Committee

Our Executive Committee consists of Mark Pincus, our founder and Chief Product Officer, and Don A. Mattrick, our Chief Executive Officer. The Executive Committee was formed in July 2013 to serve as an administrative committee of the Board to facilitate approval of certain corporate actions in the intervals between full meetings of the Board. Subject to certain limitations set forth in its charter, the Executive Committee serves to manage the operations and affairs of the Company between Board meetings and reports to the full Board. The Executive Committee has not held any meetings to date.

The Executive Committee has the authority to exercise all the power and authority of the Board, other than: (a) those matters which are expressly delegated to another committee of the Board; (b) those matters which, under the General Corporation Law of Delaware, the rules and regulations of the NASDAQ Stock Market, the Company’s Certificate of Incorporation or the Company’s Bylaws cannot be delegated by the Board to a committee; (c) adopting an agreement of merger or consolidation or recommending to the stockholders the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) amending the Company’s Certificate of Incorporation or Bylaws; or (e) the hiring or removal of the Chief Executive Officer.

The Executive Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Stockholder Communications with the Board of Directors

The Nominating and Corporate Governance Committee has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the independent directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or any member, group or committee thereof by name or title. All such correspondence should be sent “c/o Corporate Secretary” at Zynga Inc. 699 8th Street, San Francisco, CA 94103.

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his designee, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Non-Employee Director Compensation

Historically, as compensation for their services, each of our non-employee directors has been granted options or restricted stock units (“ZSUs”) to purchase shares of our common stock under our equity incentive plans. Our Non-Employee Directors Compensation Policy provides that each of our non-employee directors will be eligible to receive an annual ZSU grant with an aggregate fair market value of $250,000, with the chair of our Audit Committee eligible to receive an additional $50,000 in aggregate fair market value. These awards will be granted on the date of the annual meeting of stockholders and will vest on a quarterly basis over a one-year vesting period, provided that the recipient is a director on such date. We do not typically provide any cash compensation to our non-employee directors in connection with their service on the Board or committees of the Board.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2013.

Name	Stock Awards ($) (1)		Total ($)
L. John Doerr	291,664	(2)(3)	291,664
William “Bing” Gordon	249,999	(3)	249,999
Reid Hoffman	249,999	(3)	249,999
Jeffrey Katzenberg	249,999	(3)	249,999
Stanley J. Meresman	299,997	(4)	299,997
Sunil Paul	249,999	(3)	249,999
Ellen Siminoff	249,999	(3)	249,999
Owen Van Natta (5)	—		—

(1)

Represents the grant date fair value of ZSUs issued to the director. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 11, “Stockholders Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These amounts do not correspond to the actual value that will be realized by our directors upon the vesting of stock awards or the sale of the common stock underlying such awards.

(2)

Represents 12,077 ZSUs granted on April 4, 2013. All of the shares underlying the ZSUs vested on June 15, 2013. This grant represents a pro-rata portion of the annual ZSU grant our non-employee directors are eligible to receive pursuant to our non-employee director compensation policy, and was awarded in connection with Mr. Doerr’s initial election to the Board.

(3)

Represents 81,967 ZSUs granted on June 4, 2013. All of the shares underlying the ZSUs will vest on the earlier of: (i) the day before the one-year anniversary of the Company’s 2013 Annual Meeting of Stockholders or (ii) the date of the Company’s 2014 Annual Meeting of Stockholders, subject to continued service to the Company through such date.

(4)

Represents 98,360 ZSUs granted on June 4, 2013. All of the shares underlying the ZSUs will vest on the earlier of: (i) the day before the one-year anniversary of the Company’s 2013 Annual Meeting of Stockholders or (ii) the date of the Company’s 2014 Annual Meeting of Stockholders, subject to continued service to the Company through such date.

(5)	Mr. Van Natta resigned from the Board in June 2013 and did not receive director compensation in fiscal 2013.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for its non-employee directors. Under these guidelines, each non-employee director should own shares of the Company’s common stock equal in value to $750,000 (three times the annual Board retainer) within five years from the later of his or her election to the Board or January 1, 2012. Unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership for purposes of this policy. Vested but unexercised stock options will be treated as equivalent to one-half (0.5) share. Shares held in a grantor trust established by the directors for estate planning purposes count toward the guidelines. Shares owned by a partnership, limited liability company or other entity also count toward the guidelines, but only to the extent of the individual’s interest therein (or the interest of his or her immediate family members residing in the same household), provided that the individual has or shares power to vote or dispose of the shares. Failure to meet or show sustained progress toward meeting the ownership requirements set forth in the policy may result in a reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity grants. A copy of this policy is available on our investor relations website at: http://investor.zynga.com/governance.cfm.

Hedging, Short Sale and Pledging Policies

We have adopted a hedging policy, which prohibits our employees and directors from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock. Our employees and directors are also restricted from engaging in short sales related to our common stock.

We also have adopted additional restrictions on pledging of our common stock. This pledging policy prohibits directors and officers from entering into new transactions after January 29, 2013 (the effective date of the policy) to pledge our common stock as collateral for a loan or to purchase our common stock on margin.

Executive Compensation Recovery Policy

In April 2013, we adopted an executive compensation recovery (“clawback”) policy for incentive awards paid to executive officers. In the event of a restatement of incorrect financial results, the policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded to executive officers in excess of the awards that would have been paid or awarded based on the restated financial results and the executive officer engaged in fraud or willful misconduct that caused the restatement, in each case on a “net” after tax basis.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. The full text of our Code of Business Conduct and Ethics is posted on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website identified above.

Corporate Governance Guidelines

We have documented our governance practices by adopting Corporate Governance Guidelines to assure that our Board and the Nominating and Corporate Governance Committee will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of our Board, may be viewed on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS

Seven of our nine current directors are nominated for election this year. Each of Messrs. Hoffman and Katzenberg has decided not to stand for re-election. Each elected director will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve. It is our policy to encourage directors and nominees for director to attend the annual meeting. Four of the eight directors elected to the Board at the 2013 annual meeting of stockholders were in attendance at that meeting.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the relevant experiences, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement. All of our directors have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors and director nominees are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to our affairs. The Nominating and Corporate Governance Committee took into account professional and industry knowledge and financial expertise during its evaluation of nominees for director. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on our Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for our Board, and these views may differ from the views of other members.

Each of Messrs. Hoffman and Katzenberg will remain a director until our 2014 Annual Meeting of Stockholders and the size of the Board will be reduced to seven directors immediately following the election of directors at the Annual Meeting. Our Board is currently working to identify candidates to replace Messrs. Hoffman and Katzenberg and intends to increase the size of the Board when replacement directors are identified.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Mark Pincus	48

Mark Pincus is Founder, Chief Product Officer and Chairman of the Board of Directors at Zynga. He served as our Chief Executive Officer from April 2007 to July 2013, and has served as Chief Product Officer and Chairman since April 2007. From 2003 to 2007, he served as Chief Executive Officer and Chairman of tribe.net, a company he co-founded and one of the first social networks in the industry. From 1997 to 2000, he served as Chairman of Support.com, Inc. (NASDAQ: SPRT), a help desk automation software company he co-founded, and he served as Chief Executive Officer and President from December 1997 to July 1999. From 1996 to 1997, he served as Chief Executive Officer of FreeLoader, Inc., a web-based news company he co-founded. He holds an M.B.A. from Harvard Business School and a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.

Mr. Pincus was selected to serve on our Board because he founded the company and because of his unique perspective and experience as our Chief Product Officer and former Chief Executive Officer and his extensive experience in the social media and Internet industry.

Don A. Mattrick	50

Don Mattrick has served as our Chief Executive Officer and as a Director since July 2013. Prior to joining the Company, Mr. Mattrick served as President of Microsoft Corp.’s Interactive Entertainment Business Group starting in October 2010. Prior to that position, Mr. Mattrick served as Senior Vice President of Microsoft’s Interactive Entertainment Business, Entertainment and Devices Division from July 2007. Prior to joining Microsoft in 2007, Mr. Mattrick held various positions at Electronic Arts Inc., most recently as President of Worldwide Studios.

Mr. Mattrick was selected to serve on our Board because of his unique perspective and experience as our Chief Executive Officer. He provides significant institutional and industry knowledge and key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. Mr. Mattrick also provides the Board with a deep understanding of our products and technology, as well as perspective on corporate opportunities and industry trends.

L. John Doerr	62

L. John Doerr has served on our Board since April 2013. Mr. Doerr has been a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the boards of directors of Google, Inc. (NASDAQ: GOOG), a global technology company, and Amyris, Inc. (NASDAQ: AMRS), a synthetic biology company. Mr. Doerr was previously a director of Amazon.com, Inc., an Internet retail company, from 1996 to 2010; Intuit Inc., a provider of business and financial management solutions, from 1990 to 2007; and Move, Inc., a provider of real estate media and technology solutions, from 1998 to 2008. Mr. Doerr earned an M.B.A. from Harvard Business School and an M.S. in electrical engineering and computer science and a B.S. in electrical engineering from Rice University.

Mr. Doerr was selected to serve on our Board due to his global business leadership and entrepreneurial experience as a senior executive of a number of technology companies, experience as a venture capitalist investing in and guiding technology companies and experience as a director of several public companies.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
William “Bing” Gordon	64

Bing Gordon has served on our Board since July 2008. Mr. Gordon has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2008. Mr. Gordon co-founded Electronic Arts Inc., a gaming company, and served as its Executive Vice President and Chief Creative Officer from March 1998 to May 2008. Mr. Gordon serves on the boards of directors of Amazon.com, Inc. (NASDAQ: AMZN), an Internet retail company, Luvocracy, a social commerce company; Ouya, a videogame console company; N3twork, a media sharing company; Airtime Media Inc., a messaging company; Zazzle Inc., a web-based custom products company; and Mevio, Inc., a producer and distributor of online entertainment. He was also a founding director at ngmoco, LLC (acquired by DeNA Co. Ltd. in 2010) and Audible, Inc. (acquired by Amazon.com, Inc. in 2008). Mr. Gordon was awarded the Academy of Interactive Arts & Sciences’ Lifetime Achievement Award in 2011 and held the game industry’s first endowed chair in game design at USC School of Cinematic Arts. He earned an M.B.A. from the Stanford Graduate School of Business and a B.A. from Yale University, where he serves on the President’s Council.

Mr. Gordon was selected to serve on our Board due to his leadership and entrepreneurial experience as a senior executive of Electronic Arts, a company he co-founded and through which he gained experience with emerging technologies and consumer-focused product development and marketing issues, as well as his experience as a venture capitalist investing in and guiding technology companies.

Stanley J. Meresman	67

Stanley Meresman has served on our Board since June 2011. During the last five years, Mr. Meresman has been serving on the boards of directors of various public and private companies, including service as chair of the audit committee for some of these companies. He currently serves as a director and chair of the audit committee of LinkedIn Corporation (NYSE: LNKD) since October 2010 and previously served as a director of Meru Networks, Inc. (NASDAQ: MERU) from September 2010 to May 2013; Polycom Inc. (NASDAQ: PLCM) from January 1995 to March 2007 and Riverbed Technology, Inc. (NASDAQ: RVBD) from March 2005 to June 2012. He also currently serves as a director of private companies, ModCloth, Inc., Hytrust, Inc., and Turn Inc. From January 2004 through December 2004, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor, board member and advisor to several technology companies. He served as the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. from May 1989 to May 1997. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley.

Mr. Meresman was selected to serve on our Board due to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as chief financial officer of two publicly traded corporations. Mr. Meresman qualifies as an “audit committee financial expert” under SEC guidelines. In addition, his service on other public company boards of directors provides us with important perspectives on corporate governance matters.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Sunil Paul	49

Sunil Paul has served on our Board since November 2011. Mr. Paul has been a Partner at Spring Ventures, a venture capital fund, since founding the firm in January 2007. Mr. Paul has served as Chief Executive Officer of SideCar Technologies, Inc., a ride sharing technology platform, formerly known as Shepherd Intelligent Systems, Inc., since September 2011. Mr. Paul also serves on the advisory board of Cleanweb Worldwide LLC, an organization dedicated to solving global resource constraints through the application of information technology. Mr. Paul was the Chief Executive Officer of Spride, Inc., a car share service company, from early 2010 to 2012. From May 2004 to January 2007, Mr. Paul was an independent investor. From 1997 to 2000, Mr. Paul served as Founding Chief Executive Officer and Chairman of Brightmail, Inc., a software company he co-founded. From 1995 to 1997, Mr. Paul served as Chief Executive Officer, and then President, of FreeLoader, Inc., an Internet technology company he co-founded. Mr. Paul holds a B.E. in Electrical Engineering from Vanderbilt University.

Mr. Paul was selected to serve on our Board due to his extensive experience as an entrepreneur, as well as his experience with Internet and technology companies.

Ellen Siminoff	46

Ellen Siminoff has served on our Board since July 2012. Ms. Siminoff is President and CEO of Shmoop University, Inc., an educational publishing company. From February 2004 to February 2008, Ms. Siminoff served as the President and Chief Executive Officer of Efficient Frontier, Inc., a provider of paid search engine marketing solutions, and she served as Chairman of the Board from February 2008 to September 2009. Prior to that, from 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo! Inc. (NASDAQ: YHOO), an Internet company, including as Senior Vice-President of Entertainment and Small Business, Senior Vice President of Corporate Development and Vice President, Business Development and Planning. Ms. Siminoff also serves on the board of directors of SolarWinds, Inc. (NYSE: SWI), and served on the boards of Glu Mobile Inc. (NASDAQ: GLUU) from June 2008 through the end of her term in June 2011, Journal Communications, Inc. (NYSE: JRN) from 2007 through the end of her term in May 2013, and US Auto Parts Network, Inc. (NASDAQ: PRTS) from 2006 through the end of her term in July 2013. She has also served on the boards of private companies, including Mozilla Corporation, a software company. Ms. Siminoff holds an M.B.A. from the Stanford Graduate School of Business and an A.B. degree in Economics from Princeton University.

Ms. Siminoff was selected to serve on our Board due to her breadth of experience in emerging growth and technology companies, experience as a director of several public companies and success in a variety of industries.

The Board Of Directors Recommends A Vote In Favor Of Each Named Nominee.

PROPOSAL 2

CHARTER AMENDMENT TO AMEND AUTHORIZED SHARES

On April 4, 2014, the Board approved an amendment to our Sixteenth Amended and Restated Certificate of Incorporation (the “Charter”) to (i) decrease the number of shares of common stock that are designated as Class B common stock from 900,000,000 to 200,000,000, and (ii) increase the number of shares of common stock that are designated as Class A common stock from 1,100,000,000 to 1,800,000,000. The Board has determined that such amendment is advisable and directed that the proposed amendment be submitted for approval by our stockholders at the Annual Meeting. As of March 31, 2014, there were 740,391,509 shares of Class A common stock issued and outstanding, 122,988,716 shares of Class B common stock issued and outstanding and 20,517,472 shares of Class C common stock issued and outstanding. In addition, we also had 148,597,354 shares of Class A common stock reserved for issuance under our 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan.

The text of the form of proposed Certificate of Amendment to our Charter (the “Certificate of Amendment”) amending the number of authorized shares is attached to this proxy statement as Appendix A. If our stockholders approve this Proposal 2, we expect to file the Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, Section 1 of Article IV of our Charter would read as follows:

“1. Authorized Shares. This Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 2,020,517,472 shares, $0.00000625 par value per share, 1,800,000,000 of which are designated “Class A Common Stock”, 200,000,000 of which are designated “Class B Common Stock” and 20,517,472 of which are designated “Class C Common Stock.” The total number of shares of Preferred Stock authorized to be issued is 2,000,000 shares, $0.00000625 par value per share.”

We believe that the proposed rebalancing of our authorized Class A common stock and Class B common stock is desirable to enhance our flexibility in taking possible future actions, including, but not limited to, conversion of Class B common stock to Class A common stock from time to time, equity financings, corporate mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other corporate purposes. The proposed amendment will enable us to accomplish these objectives in a timely manner. The total number of authorized shares of our common stock will not change after the adoption of this proposed amendment. Our Board determines whether, when and under what terms to issue authorized Class A common stock. There are currently no plans or arrangements for the use of the additional Class A common stock. The additional Class A common stock to be authorized will have rights identical to our currently outstanding Class A common stock.

Adoption of our proposed amendment, and any issuance of additional shares of Class A common stock, would not affect the rights of the holders of currently outstanding Class A common stock or Class B common stock or Class C common stock of the Company, except for effects incidental to any future issuance of additional shares of Class A common stock, such as dilution of the earnings per share and voting rights of existing holders of Class A common stock.

Approval of this proposal requires the vote of the holders of a majority of the voting power of the outstanding shares entitled to vote. Abstentions from voting and broker non-votes will have the same effect as an “Against” vote.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the 2012 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year consistent with the Board’s recommendation. The Compensation Committee recommended, and the full Board adopted, a policy that is consistent with that preference. In accordance with that policy, this year, the Board is again asking the shareholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (who are named in the “Summary Compensation Table” below) as disclosed in this proxy statement in accordance with the SEC’s rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.

Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivate these executive officers to achieve our business and strategic objectives;

•	align the interests of our executive officers and stockholders; and

•	promote teamwork while also recognizing the role each executive officer plays in our success.

As described in detail in the Compensation Discussion and Analysis, we place a strong emphasis on the use of equity awards as a key component of our compensation program. We grant restricted stock units awards and options that reward longer-term stockholder returns, thereby directly linking the most substantial component of our named executive officers’ compensation to the long-term success of our Company. In addition to linking compensation value to stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations. We use a mix of restricted stock units and stock options to balance our equity compensation program between future appreciation and up-front ownership stake, linking both types of awards to continued service with our Company over a period of years, such that our named executive officers are incentivized to remain employed with us, achieve our business and strategic objectives, and focus on long-term stockholder value.

We urge our stockholders to review the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and the related narrative disclosure for more information.

Our Board believes that the information provided above and within the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, our Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions from voting will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The Board Of Directors Recommends A Vote In Favor Of Proposal 3

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since we were founded in 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends A Vote In Favor Of Proposal 4.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2012 and December 31, 2013, by Ernst & Young LLP, the Company’s principal accountant (in thousands).

	Fiscal Year Ended
	2013	2012
	(in thousands)
Audit Fees (1)	$2,845	$2,490
Audit-related Fees	—	—
Tax Compliance Fees (2)	613	675
Tax Advisory Fees (3)	623	2,059
All Other Fees	—	—

Total Fees	$4,081	$5,224

(1)

Includes the aggregate fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, including our Registration Statement on Form S-1 related to our secondary public offering, our Registration Statements on Form S-8, and the issuance of comfort letters and consents, and also includes fees related to accounting consultations, and statutory audit services for certain of our foreign subsidiaries.

(2)	Includes preparation and review of various tax filings.
(3)	Includes advising on international tax structure and various other tax issues.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2013 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is comprised of three non-employee directors: Stanley Meresman as Chair, Sunil Paul and Ellen Siminoff. The Board has determined that each Audit Committee member is an independent director and meets the requirements and financial literacy standards of the NASDAQ listing standards. The Audit Committee operates under a written charter, which was most recently amended in April 2013. Among its other functions, the Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm (“independent auditors”).

Management has the responsibility of preparing the Company’s financial statements and periodic reports and it is the responsibility of the independent auditors to audit those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management of the Company and the independent auditors. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which has been superseded by Auditing Standard No. 16 for fiscal years beginning after December 15, 2012. The Audit Committee has also discussed with the independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

The Audit Committee has discussed with the independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited financial statements, representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.

Submitted by the Audit Committee of the Company’s

Board of Directors

Stanley Meresman (Chair)

Sunil Paul

Ellen Siminoff

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 1, 2014 were as follows:

Name	Age	Positions
Don A. Mattrick	50	Chief Executive Officer. Don A. Mattrick’s biography is set forth under the heading “Proposal 1—Election of Directors—Nominees” above.

Mark Pincus	48	Chief Product Officer and Chairman. Mark Pincus’ biography is set forth under the heading “Proposal 1—Election of Directors—Nominees” above.

Clive Downie	41

Chief Operating Officer. Clive Downie has served as our Chief Operating Officer since November 2013. Prior to joining the Company, Mr. Downie served as chief executive officer of DeNA West, a division of DeNA Co., Ltd., a mobile entertainment company (“DeNA”), from October 2012 to October 2013, and as Vice President, Studios from March 2011 to October 2012. Mr. Downie was the Vice President, Marketing & Revenue at ngmoco, Inc., a mobile game company acquired by DeNA, from March 2009 to March 2011. Prior to joining ngmoco, Mr. Downie worked at Electronic Arts, Inc., a game company, for over 15 years from 1992 to 2001 and from May 2003 to April 2009, where he most recently served as Vice President of Marketing. In between his tenures at Electronic Arts, Mr. Downie held various management positions at Mattel, Inc., a toy manufacturer.

Devang Shah	42

General Counsel, Secretary and Vice President. Mr. Shah has served as our General Counsel, Secretary and Vice President since December 2013. Previously, he served as our Deputy General Counsel from January 2013 to November 2013 and in a variety of legal roles at Zynga starting in August 2010. From December 2008 to July 2010, Mr. Shah worked at UTStarcom, Inc., a telecommunications equipment provider, serving as Associate General Counsel and then General Counsel. Prior to that, he served as Senior Corporate Counsel and Assistant Secretary at Longs Drug Stores Corporation, a retail drug store chain, from May 2006 to December 2008. From February 2004 to April 2006, he held the position of Corporate Counsel at Chiron Corporation, a biotechnology company. Preceding that, Mr. Shah worked as a Corporate Associate at Skadden, Arps, Slate, Meagher & Flom LLP, one of the nation’s leading law firms, from October 1998 to February 2004. Mr. Shah received a B.S. in Civil and Environmental Engineering from Cornell University, a M.S. in Civil Engineering from Stanford University and a J.D. from University of California at Berkeley, Boalt Hall.

Mark Vranesh	46

Chief Financial Officer and Chief Accounting Officer. Mark Vranesh has served as our Chief Financial Officer since November 2012 and as our Chief Accounting Officer since July 2010. Prior to that Mr. Vranesh served as our Chief Financial Officer from May 2008 to August 2010. From April 2006 to April 2008, Mr. Vranesh served as the Vice President of Finance & Administration and Corporate Controller of Fortinet, Inc. (NASDAQ: FTNT), a computer and network security company. From 2000 to 2004 he served as Vice President Finance & Corporate Controller and from 2004 to 2006 he served as General Manager at Support.com, Inc. (NASDAQ: SPRT), a help desk automation software company. Mr. Vranesh became a Certified Public Accountant in California and holds a Bachelor’s degree from the California Polytechnic State University in San Luis Obispo.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation provided to our “named executive officers” for 2013 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and our 2013 compensation decisions for each of our named executive officers.

Our named executive officers are the executive officers who appear in the Summary Compensation Table. They include the following officers:

•	Mark Pincus, our Chairman of our Board and Chief Product Officer and our former Chief Executive Officer;

•	Don A. Mattrick, our Chief Executive Officer;

•	Clive Downie, our Chief Operating Officer;

•	Devang Shah, our General Counsel, Secretary and Vice President; and

•	Mark A. Vranesh, our Chief Financial Officer and Chief Accounting Officer.

Under applicable SEC rules, our named executive officers for 2013 also include the following former executive officers: Cadir Lee, our former Executive Vice President and Chief Technology Officer, and David Ko, our former Chief Operations Officer.

Executive Summary

We have designed our executive compensation program to attract and retain talented and experienced executive officers, to motivate our executive officers to achieve our business and strategic goals and to align the interests of our executive officers with our stockholders. We try to ensure that a material portion of executive compensation is tied to company performance—including the achievement of strategic business objectives and financial performance.

The highlights of our compensation program for fiscal year 2013 include:

•

Significant Changes in Management. We significantly altered the composition of our executive team in 2013: we hired Mr. Mattrick as our new Chief Executive Officer in July 2013; we hired Mr. Downie as our new Chief Operating Officer in November 2013; Mr. Shah was promoted to General Counsel and Secretary in December 2013; and Messrs. Lee and Ko left the company in August 2013. Our Compensation Committee developed compensation packages to attract and retain talented executives that the Compensation Committee believes are in line with market norms, including, in the case of Messrs. Mattrick and Downie, addressing situations where certain executives were forfeiting substantial value in leaving their previous positions to join our company.

•

Greater Focus on Performance-Based Equity. We continued to focus our long-term incentive program for all of our employees, including our executive officers, in fiscal year 2013 on restricted stock units and stock options, transitioning our executive compensation program to have a greater focus on performance-based equity instead of only time-based grants. The options have an exercise price equal to 100% of fair market value of our Class A common stock on the date of grant, and stock options and restricted stock units generally vest over a four-year period based on continued service. We strongly believe that equity awards structured in this manner encourage our employees, including our named executive officers, to focus on driving stockholder value over the long term, limit unnecessary risk taking behavior, and provide an effective retention device.

•

New Executive Compensation Recovery Policy. In April 2013, we adopted an executive compensation recovery (“clawback”) policy for incentive awards paid to executive officers. We believe that this new clawback policy complements our already existing strong corporate governance policies, including our executive officer and non-employee director stock ownership guidelines, our prohibition of excessive perquisites, and our restrictions on hedging, short-sales and pledging by our executives and directors.

•

Stockholder “Say on Pay” Vote. We held an advisory stockholder vote on executive compensation in 2013. Over 87% of the voting power of shares voted were cast in favor of our say-on-pay proposal. The Compensation Committee considered the result of the stockholder advisory vote an endorsement of its compensation policies, practices and philosophy for our named executive officers. The Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for our named executive officers.

Executive Compensation Philosophy, Objectives and Design

Philosophy. We operate in a new and rapidly evolving industry sector. To succeed in this environment, we must continually refine our strategy, foster the growth of our player base, leverage our scale to increase player engagement, cross-promote our portfolio of games, continually enhance existing games, launch new games and build the Zynga brand and network. To achieve these objectives, we need to attract and retain a highly talented team of game design, engineering, marketing, business development and other professionals. We also strive to create incentives for our management team to utilize their strong leadership and management capabilities to achieve our business and strategic objectives. We believe the best way to do this through our compensation structure and practices is to have our executives think like stockholders and maximize long-term stockholder value creation.

Objectives. Our compensation program for our executive team consists of a combination of base salary, cash incentive opportunities, generally in the form of performance-based bonuses, equity awards under our long-term equity incentive compensation plan, employee benefits and potential severance and change of control benefits. Our executive compensation program is designed to achieve the following objectives:

•	Attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivate these executive officers to achieve our business and strategic objectives;

•	align the interests of our executive officers and stockholders; and

•	promote teamwork while also recognizing the role each executive officer plays in our success.

Design. Historically, our executive compensation program has been heavily weighted towards equity, including ZSUs and stock options, with cash compensation that generally fell below the 25th percentile of comparable companies. We believe that relying primarily on equity compensation focused our executive officers on driving the achievement of our strategic and financial goals while conserving cash to reinvest in our strategy and growth. However, as we grew, so did our need to secure executive talent from larger public companies, which typically have higher executive pay levels. Where necessary or appropriate, we have offered significant cash compensation, as well as equity compensation, to secure key executive hires.

We continue to believe that making equity awards the most prominent component of executive compensation aligns the interests of the executive team with the long-term interests of our stockholders. Although our executive compensation structure is weighted towards equity compensation, we also offer cash compensation in the form of (i) base salaries to reward individual contribution, as well as critical skills and technical expertise, and to compensate our employees and executives for their day-to-day responsibilities, and (ii) bonuses to drive excellence and leadership and incentivize achievement of our shorter-term and longer-term objectives.

Our Compensation Committee has not adopted any formal or informal guidelines in any given year, or with respect to any given new hire package, for apportioning compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, total compensation may skew more heavily toward either cash or equity, or short-term or long-term compensation, and our Compensation Committee uses its judgment to establish for each named executive officer a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve our compensation philosophy described above. We continue to evaluate our philosophy, objectives and design as circumstances require. We review our executive compensation philosophy annually. We provide additional information below regarding the executive compensation decisions and practices in 2014 under the section titled “Material Compensation Committee Actions After Fiscal 2013.”

Role of Our Compensation Committee, External Compensation Consultants and Management

Compensation Committee. The Compensation Committee has primary responsibility for reviewing and approving the compensation that may become payable to our executive officers, and provides direction to management to enable management to implement the Compensation Committee’s decisions. During its discussions, the Compensation Committee met in executive session without the CEO or other management present to prevent any possibility of compromising its independence. The Compensation Committee made all relevant decisions for 2013 compensation for our named executive officers.

Compensation Consultants. The Compensation Committee has the authority, under its charter, to select, retain and terminate any relationship with our compensation consultants, at the Company’s expense. In early 2013, Compensia, a national compensation consulting firm retained by management to assist management in reviewing human resources and compensation matters, including executive compensation, assisted the Compensation Committee in making compensation decisions for our named executive officers for fiscal year 2013. Compensia was retained by management due to Compensia’s broad expertise in compensation matters and its knowledge of the Company and its industry. Although Compensia was retained by management, the Compensation Committee has reviewed and utilized information from Compensia to evaluate industry peer group data. In March 2013, the Compensation Committee retained Pearl Meyer, an independent compensation consulting firm, to assist the Compensation Committee in reviewing the executive compensation program for 2013. The Compensation Committee engaged Pearl Meyer as a second compensation consultant in order to obtain additional information and advice in light of the significant proposed changes to the Company’s executive compensation program. In June 2013, the Compensation Committee retained F.W. Cook, an independent compensation consulting firm, to assist the Compensation Committee in reviewing the compensation of Mr. Mattrick in connection with his hire. Subsequently, F.W. Cook assisted the committee in reviewing the compensation of Mr. Downie in connection with his hire and Mr. Shah’s compensation in connection with his promotion to General Counsel and Secretary.

The Compensation Committee analyzed whether the work of Compensia, Pearl Meyer and F.W. Cook as compensation consultants has raised any conflict of interest, taking into consideration the following factors: (i) the compensation consultants do not provide any other services to our company; (ii) the fees paid by us to the compensation consultants represent less than one percent of their total revenue; (iii) the compensation consultants’ policies and procedures that are designed to prevent conflicts of interest; (iv) the absence of any material business or personal relationship of the compensation consultants or the individual compensation advisors employed by such firms with any executive officer of our company; (v) the absence of any material business or personal relationship of the individual compensation advisors employed by the compensation consultants with any member of the Compensation Committee; and (vi) none of the individual compensation advisors employed by the compensation consultants own any stock of our Company. The Compensation Committee determined, based on its analyses of such factors, that the work of Compensia, Pearl Meyer and F.W. Cook and the individual compensation advisors employed by these advisors as compensation consultants to the Compensation Committee has not created any conflict of interest and, in the case of Pearl Meyer and F.W Cook, the Compensation Committee is satisfied with their independence. Compensia was not determined to be independent because it was retained by management.

Management. In making decisions about our executive compensation program, our Compensation Committee seeks the input of our CEO. The CEO provides periodic reviews of the performance of each of our executive officers (other than himself) to assist the Compensation Committee in its determination of compensation for such officers. Each of our CEO (and Mr. Pincus when he was serving as our CEO) and our head of Human Resources each recommend to the Compensation Committee the salaries, target bonuses and the equity to be granted to our other executive officers, and it is within the prerogative of the Compensation Committee to approve, modify or reject any recommendations for such compensation to our executive officers.

Compensation-Setting Process

During 2013, the Compensation Committee considered the following factors when setting executive compensation, as further explained in the discussions of each compensation element below:

•

individual negotiations with executive officers, particularly in connection with their initial compensation package, as these executive officers have generally been leaving meaningful compensation opportunities at their prior employers in order to work for us;

•	the recommendations of our CEO;

•	corporate and individual performance, as we believe this encourages our executive officers to focus on achieving our business and strategic objectives;

•	the executive’s existing equity award and stock holdings;

•	the potential dilutive effect of new equity awards on our stockholders;

•

solely as a touchstone and not as a determinative factor, the Compensia survey covering officer compensation that we commissioned in January 2013 (the “2013 Compensia Report”) and the Radford Global Technology Survey; and

•

the experiences and individual knowledge of the members of our Compensation Committee regarding executive compensation, including their experiences as officers and/or directors of public companies and with establishing and reviewing executive compensation packages.

In early 2013, Compensia provided the following services to support management and the Compensation Committee in making executive compensation decisions:

•	proposed a peer company group composed of public and private companies with comparable revenues;

•	provided cash and equity compensation data for Compensia’s proposed peer group;

•	reviewed our executive compensation policies and practices, including our long-term compensation and severance program design;

•	provided feedback to management regarding management’s proposals to the Compensation Committee for executive compensation; and

•	assisted management in preparing a compensation risk assessment of our broad-based employee compensation practices.

In addition, in March 2013, Pearl Meyer provided the following services to support the Compensation Committee in making executive compensation decisions:

•	reviewed our executive compensation policies and practices, including our long-term compensation program design; and

•	provided feedback regarding management’s proposals to the Compensation Committee for executive compensation.

Finally, starting in June 2013, F.W. Cook provided the following services to support the Compensation Committee in making executive compensation decisions:

•	reviewed the peer company group composed of public and private companies with comparable revenues, that was developed by Compensia;

•	provided cash and equity compensation data for the peer group developed by Compensia;

•	reviewed our executive compensation policies and practices, including our long-term compensation and severance program design; and

•	provided feedback regarding management’s proposals to the Compensation Committee for executive compensation.

At the 2013 Annual Meeting of Stockholders, over 87% of the voting power of shares voted were cast in favor of the advisory vote on executive compensation. The Compensation Committee viewed the results of this vote as broad stockholder support for our executive compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with our long-term goals.

Use of Market Compensation Data; Creation of Peer Group. When determining new hire pay packages, we have generally focused on the total compensation package it would take to attract key talent away from an existing employer or other opportunities that were available to that individual, and not on benchmark data. In October 2012, our Compensation Committee asked Compensia to review and identify a new peer comparative group of companies for reference in assessing our 2013 executive compensation packages. Based on that review, the following companies were identified by Compensia (based upon, among other factors, their industry classification, market capitalization, geographic location and number of employees), and approved by our Compensation Committee, as our peer group for 2013 compensation determinations:

Activision Blizzard, Inc.	Electronic Arts Inc.	Take-Two Interactive Software, Inc.
Akamai Technologies Inc.	Groupon, Inc.	Tibco Software, Inc.
AOL, Inc.	IAC/InterActiveCorp	TripAdvisor, Inc.
Autodesk, Inc.	LinkedIn Corporation	ValueClick, Inc.
Citrix Systems, Inc.	Monster Worldwide Inc.	VeriSign Inc.
Compuware Corporation	Netflix, Inc.
DreamWorks Animation SKG, Inc.	Red Hat, Inc.

F.W. Cook concurred that the peer group was appropriate for the Company for 2013.

Executive Compensation Program Components—Early 2013 Executive Compensation Program

Overview. The Company’s 2013 executive compensation program was designed to focus on two primary objectives: first, retaining and motivating our talented and entrepreneurial executive leadership team; and second, aligning our executive pay structure with company performance-based incentives. We believe that by focusing on both retention and performance, the compensation packages align with our strategy to build long-term value for our stockholders.

In connection with its review, the Compensation Committee reviewed the market data of the Company’s peers in order to maintain a competitive position in a highly competitive marketplace. Among other things, the Compensation Committee considered target total compensation, base salary and cash bonus, total potential ownership and estimated equity gain value in relation to the Company’s peers. In addition, factors specific to the Company were considered, including the fact that a number of the Company’s executives expanded their roles during 2012 taking on additional responsibilities and the fact that several of our executives had been with the Company for several years and were at or near the end of the vesting of their initial equity grants.

The Compensation Committee reviews our executives’ compensation on an annual basis. As a result of this review, in March 2013, the Compensation Committee adjusted the compensation packages of the Company’s executive team. The Compensation Committee approved (i) 2013 annual base salaries for certain of the Company’s officers, in each case effective as of January 1, 2013 (except as noted below), (ii) 2013 performance cash bonus award targets for certain of the Company’s officers, and (iii) effective on April 15, 2013, the grant of performance-based restricted stock unit awards to certain of the Company’s officers, each in accordance with the terms and conditions of the Company’s 2011 Equity Incentive Plan, form of Performance Cash Bonus Award Agreement, and forms of Restricted Stock Award Agreement and Grant Notice, as applicable.

Base Salary. We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty with respect to their day-to-day compensation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent, but believes that equity compensation should be the primary component of total target compensation as it has a direct correlation to stockholder value.

2013 Salary

The Compensation Committee approved 2013 salaries for certain of our named executive officers as follows:

Name	2013 Base Salary (1)
Mark Pincus (2)	$1
Mark A. Vranesh	$425,000
David Ko (3)	$500,000
Cadir Lee (4)	$500,000

(1)	Other than for Messrs. Ko and Lee, reflects the annual base salary in effect at December 31, 2013.
(2)	Effective April 1, 2013, Mr. Pincus’ annual base salary was reduced to $1 from $300,000.
(3)	Mr. Ko resigned on August 16, 2013. The table reflects Mr. Ko’s annual base salary in effect immediately prior to his resignation.
(4)	Mr. Lee resigned on August 16, 2013. The table reflects Mr. Lee’s annual base salary in effect immediately prior to his resignation.

2013 Performance-Based Cash Bonus Targets.

In March 2013, the Compensation Committee approved performance-based cash bonus targets for certain of our named executive officers as follows:

Name	2013 Target Bonus %(1)	2013 Target Bonus
Mark Pincus (2)	—	—
Mark Vranesh	100%	$425,000
David Ko (3)	100%	$500,000
Cadir Lee (3)	100%	$500,000

(1)	Expressed as a percentage of such named executive officer’s base salary.
(2)	Mr. Pincus did not participate in the 2013 annual bonus program.
(3)	Messrs. Ko and Lee resigned on August 16, 2013 and therefore were ineligible to be paid a performance cash bonus award for 2013.

The amount of the performance-based cash bonus awards payable to each participant was subject to the Company’s achievement of performance goals approved by the Compensation Committee in the first quarter of 2013. Awards could be earned up to a maximum of 200% of the target bonus, depending upon the level of achievement of the performance conditions, subject to the Compensation Committee’s discretion to decrease the amount of such performance-based cash bonus award actually payable to the named executive officer. The performance conditions related to growing games on mobile and web, achieving certain adjusted EBITDA levels and developing and expanding the Zynga network. In February 2014, the Compensation Committee reviewed these operational metrics to determine whether certain performance conditions were met in connection with the performance-based cash bonus awards:

	Franchise (measured by 2013 Bookings)	Profitability (measured by 2013 Adjusted EBITDA)	Network (measured by MAUs on Zynga network in 2013 Fourth Quarter)
Target	$800,000,000	$25,000,000	8,000,000
Achievement	$716,200,000	$46,500,000		(1)

(1)	Minimum level of performance was not achieved because of a later determination that expanding the network as measured by MAUs was not the best strategy for the business at the time.

The Compensation Committee determined that the game growth performance condition was met in part with a total of $716.2 million in bookings on franchise games on mobile and web; that the profitability performance condition was met in part with $46.5 million in adjusted EBITDA for 2013 and that the minimum level of performance for the metric related to developing and expanding the Zynga network was not achieved because of a later determination that expanding the network as measured by MAUs was not the best strategy for the business at the time. Accordingly, based on these determinations, the Compensation Committee approved the payment of the following performance cash bonus awards to named executive officers participating in the 2013 executive compensation program:

Name	% Achievement	Performance Cash Bonus Award
Mark Vranesh	91%	$385,658
David Ko (1)	N/A	N/A
Cadir Lee (2)	N/A	N/A

(1)	Mr. Ko resigned on August 16, 2013 and was therefore ineligible to be paid a performance cash bonus award.
(2)	Mr. Lee resigned on August 16, 2013 and was therefore ineligible to be paid a performance cash bonus award.

Equity Compensation. We have historically used ZSUs and stock options as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s contributions with the long-term interests of the company and our stockholders. Stock options are granted with an exercise price not less than the fair market value of our common stock on the date of grant, so these options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant and the date of vesting. Typically, stock options granted to our executive officers vest over four years. We believe that equity should be designed to serve as an effective recruitment and retention tool while also motivating our executive officers to work toward corporate objectives that provide a meaningful return to our stockholders.

2013 Performance-Based Equity Compensation.

In March 2013, we began to award performance-based ZSUs to certain executive officers. Prior to such time, we did not utilize performance-based ZSUs and focused on employee retention through the use of, among other things, time-based ZSUs. However, our management believed that a shift to performance-based ZSUs would incentivize pay-for-performance and greater accountability among our executives. The performance-based ZSUs were subject to both a time-based vesting requirement and vesting based on the achievement of one or more performance conditions. If certain minimum performance conditions were achieved, then between 0% and a maximum of 200% of the performance-based ZSUs listed in the table below (such percentage based on the level of achievement of the performance conditions and subject to the Compensation Committee’s discretion to decrease the amount of such performance-based ZSU actually issued to the named executive officer) would vest as follows: 25% of such performance-based ZSUs would vest on the later of the date in which the Compensation Committee determined that such minimum performance conditions have been met and the anniversary of the vesting commencement date of the grants, and 6.25% of such performance-based ZSUs would vest quarterly thereafter for three years, subject to the individual’s continued service through each such date. The target performance-based ZSU Awards for our executive officers were as follows:

Name	Target Performance ZSU Awards	Grant Date Fair Value
Mark Pincus (1)	—	—
Mark Vranesh	970,500	$3,125,010
David Ko (2)	1,584,500	$5,102,090
Cadir Lee (3)	1,768,000	$5,692,960

(1)	Mr. Pincus did not receive Performance RSU Awards.
(2)	Mr. Ko resigned on August 16, 2013 and therefore none of the Performance ZSU Awards granted to him vested.
(3)	Mr. Lee resigned on August 16, 2013 and therefore none of the Performance ZSU Awards granted to him vested.

The performance conditions for the performance-based ZSU related to growing games on mobile and web, achieving certain adjusted EBITDA levels and developing and expanding the Zynga network. In February 2014, the Compensation Committee reviewed these operational metrics to determine whether certain performance conditions were met in connection with the performance-based equity awards:

	Franchise (measured by 2013 Bookings)	Profitability (measured by 2013 Adjusted EBITDA	Network (measured by MAUs on Zynga network in 2013 Q4)
Target	$800,000,000	$25,000,000	8,000,000
Achievement of Target	$716,200,000	$46,500,000		(1)

(1)	Minimum level of performance was not achieved because of a later determination that expanding the network as measured by MAUs was not the best strategy for the business at the time.

The Compensation Committee determined that the game growth performance condition was met in part with a total of $716.2 million in bookings on franchise games on mobile and web; that the profitability performance condition was met in part with $46.5 million in adjusted EBITDA for 2013 and that the minimum level of performance for the metric related to developing and expanding the Zynga network was not achieved because of a later determination that expanding the network as measured by MAUs was not the best strategy for the business at the time. Accordingly, based on these determinations, the Compensation Committee approved the payment of the following performance ZSU awards to named executive officers participating in the 2013 executive compensation program:

Name	Performance ZSU Awards
Mark Pincus	—
Mark Vranesh	677,237	(1)
David Ko (2)	N/A
Cadir Lee (3)	N/A

(1)	25% of the total shares underlying the ZSU award vested on February 15, 2014 and the remaining shares vest in equal quarterly installments over three years, subject to continued service.
(2)	Mr. Ko resigned on August 16, 2013, therefore none of the Performance ZSU Awards granted to him vested.
(3)	Mr. Lee resigned on August 16, 2013, therefore none of the Performance ZSU Awards granted to him vested.

Executive Compensation Program Components—Fiscal 2013 Executive Officer Transitions

During 2013 we made several changes in our executive officers. In June 2013, to support the Company’s transition and development, our founder, Mark Pincus, moved from his role as CEO to Chairman and Chief Product Officer and we recruited Don Mattrick, a veteran of the gaming industry, to become our next

CEO. Mr. Mattrick has been at the forefront of our industry and brings more than 30 years of executive experience developing, building and managing profitable entertainment businesses. Following Mr. Mattrick’s hire, we recruited Clive Downie to become our COO. Mr. Downie brings with him more than 20 years of industry experience across console and free-to-play mobile games, and an extensive history of leading teams and publishing hit global game franchises and services. Furthermore, we promoted Devang Shah to the position of Vice President, General Counsel and Secretary.

In approving the compensation packages for these external hires and promotions, the Compensation Committee considered a number of factors, including comparisons for our peer group and other market data, the value of equity forfeited upon leaving prior employment (or in the case of a promotion, the value of existing equity awards), and the general recommendations of our independent compensation consultant. Consistent with our executive compensation philosophy, the Committee continued to emphasize equity compensation as the primary component of our new executives’ compensation packages. We have awarded inducement awards that are larger than regular annual awards to provide immediate, meaningful alignment with shareholders and to promote retention of key executives. Also, in the case of our CEO, a significant portion of his reported compensation in the “Summary Compensation Table” below pertains to a make-whole grant, which was intended to replace the value of equity awards from his prior employer that were forfeited upon joining Zynga. In 2014, we expect Mr. Mattrick’s total compensation to be substantially lower than his 2013 total compensation as it will not include “new hire” grants and other one-time payments he received in connection with his hiring.

As a result of these transitions, this Compensation Discussion and Analysis and the related compensation tables and narratives cover seven named executive officers for 2013 and analyze a variety of compensation decisions and actions, some of which were made specifically in reaction to or reflect these transition events. Not all of the named executive officers participated in or received all of the compensation elements described in this Compensation Discussion and Analysis (due to the timing of hire or promotion). When discussing each compensation element in this Compensation Discussion and Analysis, we explain the degree to which each named executive officer participated in or was eligible for the described elements.

A more detailed summary of the offer letters provided to Messrs. Mattrick, Downie and Shah is below.

2013 New Hire and Promotion Offer Letters

We entered into an offer letter dated June 30, 2013 with Mr. Mattrick, our CEO, in connection with his hire. The offer letter has no specified term, and Mr. Mattrick’s employment with the Company is on an at-will basis. The offer letter provides the following key economic terms:

•

Base Salary and Bonus. Mr. Mattrick will receive an annual base salary of $1,000,000, subject to annual review. For 2013, Mr. Mattrick received a pro-rated bonus for the portion of 2013 he was employed with the Company in the amount of $969,863. For 2014, he will be eligible for an annual bonus with a target amount of 200% of base salary and a maximum amount of 400% of base salary.

•

Sign-on Bonus. Mr. Mattrick received a one-time sign-on bonus of $5,000,000, which is subject to recoupment in the event of certain terminations of employment within one year from the date of Mr. Mattrick’s employment start date.

•

Make-Whole Grant. To compensate Mr. Mattrick for his forfeiture of compensation from his previous employer, he received a grant (the “Make-Whole Grant”) of 8,928,571 ZSUs (determined based on a target value of $25,000,000). The Make-Whole Grant vests over three years to approximately match the vesting schedule of Mr. Mattrick’s forfeited awards from his prior employer.

•

Inducement Grant. In order to attract Mr. Mattrick and provide a meaningful incentive to reward future success in increasing shareholder value, Mr. Mattrick received an inducement grant consisting of 1,785,714 ZSUs and an option to purchase 7,357,143 shares of our Class A common stock with an exercise price equal to the closing price of our Class A common stock on the grant date. The number of

ZSUs was determined based on a target value of $5,000,000, and the number of stock options was determined based on a target value of $10,000,000. The inducement grants vest in installments on the third, fourth and fifth anniversary of Mr. Mattrick’s employment start date.

•

Eligibility for Subsequent Grants. Beginning in 2014, Mr. Mattrick will be eligible to receive grants of additional equity awards under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”). The annual grant for 2014 will be in the form of ZSUs and performance-based ZSUs with a target value of approximately $7,000,000. Annual grants for subsequent years will be at the Compensation Committee’s discretion, although it is contemplated that the target value of such awards will equal approximately $7,000,000 per annum. In 2014, Mr. Mattrick voluntarily received a portion of this equity award in stock options.

•	Recoupment. Mr. Mattrick’s bonuses and equity grants will be subject to our executive compensation recoupment policies as in effect from time to time.

•	Severance Terms. For a description of Mr. Mattrick’s severance, please see “Potential Payments Upon Termination or Change in Control” below.

We entered into an offer letter dated October 17, 2013 with Mr. Downie, our COO, in connection with his hire. The offer letter has no specified term, and Mr. Downie’s employment with the Company is on an at-will basis. The offer letter provides the following key economic terms:

•

Base Salary and Bonus. Mr. Downie will receive an annual salary of $450,000. Following his first year of employment, Mr. Downie will be eligible to participate in our then-applicable bonus program for similarly situated executive officers. In 2015 and 2016, his participation in any such plans will be at a level such that his target incentive results in a total target annual compensation for each of those years equal to at least $2,000,000. In addition, at the end of 2014, Mr. Downie will be eligible to receive a one-time 2014 bridge bonus. The purpose of the bridge bonus is to provide Mr. Downie with a partial bonus opportunity during 2014. Mr. Downie will not be eligible to receive any portion of this bridge bonus if his employment is terminated by the Company for cause or if he resigns for any reason prior to December 31, 2014.

•

Sign-on Bonus. Mr. Downie received a one-time signing bonus in the amount of $1,000,000, which he is required to repay to the Company on a pro-rated basis upon certain terminations of employment within one year from the date of Mr. Downie’s employment start date.

•	Equity Award Grant. Mr. Downie received a grant of 550,000 ZSUs in connection with his hire. The ZSUs will vest over four years beginning on the first anniversary of his employment start date

•	Recoupment. Mr. Downie’s bonuses and equity grants will be subject to our executive compensation recoupment policies as in effect from time to time.

•

Change in Control Severance Benefit Plan. Mr. Downie will be eligible to participate in our Company’s Change in Control Severance Benefit Plan. For a description of this plan, please see “Potential Payments Upon Termination or Change in Control” below.

We entered into an offer letter dated December 4, 2013 with Mr. Shah, in connection with his promotion to Vice President, General Counsel and Secretary. The offer letter has no specified term, and Mr. Shah’s employment with the Company continues on an at-will basis. The offer letter provides the following key economic terms:

•

Base Salary and Bonus. Mr. Shah’s salary was increased to $325,000. In 2014, Mr. Shah will be eligible to participate in our then-applicable bonus program for similarly situated executive officers with a target annual bonus opportunity equal to 40% of salary, which was subsequently increased to 50% of salary by the Compensation Committee.

•

Sign-on Bonus. Mr. Shah received a one-time signing bonus in the amount of $75,000, which he is required to repay to the Company on a pro-rated basis upon certain terminations of employment within one year of his acceptance of the offer letter.

•

Equity Award Grant. Mr. Shah received a grant of 200,000 options and 100,000 ZSUs in connection with his promotion. The options and ZSUs will vest over four years beginning on the first anniversary of the grant date.

•

Change in Control Severance Benefit Plan. Mr. Shah will be eligible to participate in our Change in Control Severance Benefit Plan. For a description of this plan, please see “Potential Payments Upon Termination or Change in Control” below.

Prior to his appointment as Vice President, General Counsel and Secretary, Mr. Shah was not an executive officer of the Company and his compensation was not reviewed by the Compensation Committee. During 2013 but prior to his promotion, Mr. Shah received (i) a grant of 150,000 ZSUs for our Class A common stock, with 25% vesting on the first anniversary of the vesting commencement date and 1/16th vesting every three months thereafter on February 15, 2013 in connection with his performance during the previous fiscal quarter, (ii) a grant of 50,000 ZSUs for our Class A common stock, with 25% vesting on the first anniversary of the vesting commencement date and 1/16th vesting every three months thereafter on April 15, 2013 in connection with his performance during the previous fiscal quarter, and (iii) a grant of 40,000 ZSUs for our Class A common stock, with 25% vesting on the first anniversary of the vesting commencement date and 1/16th vesting every three months thereafter on December 5, 2013 in connection with his performance during the previous fiscal quarter.

Material Compensation Committee Actions After Fiscal 2013

In March 2014, the Compensation Committee approved (i) 2014 performance bonus award targets for certain of the Company’s officers in accordance with the terms and conditions of the Company’s form of Performance Bonus Award Agreement, (ii) effective on April 15, 2014, the grant of ZSUs and stock options to Mr. Mattrick in connection with his Offer Letter, in accordance with the terms and conditions of the 2011 Plan and form of Restricted Stock Unit Award Agreement and Grant Notice and Option Award Agreement, (iii) effective on April 15, 2014, the grant of ZSUs and stock options to Mr. Downie, in accordance with the terms and conditions of the 2011 Plan and form of Restricted Stock Unit Award Agreement and Grant Notice and Option Award Agreement, and (iv) an increase to Mr. Pincus’ salary to $250,000 per annum in order to reflect a salary rate approximately commensurate for his role of Chief Product Officer and in consideration of Mr. Pincus’ role as a company founder.

With the exception of Mr. Pincus’ salary increase, the Compensation Committee decided to maintain executive officer salaries at 2013 levels in 2014. Additionally, the executive bonus structure from 2013 will continue in 2014 with awards based on the Company’s achievement of bookings and adjusted EBITDA performance. The Compensation Committee also approved an employee bonus program that is contingent on the Company achieving certain adjusted EBITDA levels and individual performance.

Messrs. Pincus and Vranesh will not participate in the performance bonus program for 2014.

In April 2014, we announced that Mr. Vranesh, our Chief Financial Officer and Chief Accounting Officer, would be resigning from his position at the Company. We also announced that we had entered into an offer letter with David Lee to serve as our Chief Financial Officer and Chief Accounting Officer.

2014 Salary and Performance-Based Cash Bonus Targets.

In March and April 2014, the Compensation Committee approved 2014 salaries and performance-based cash bonus targets for our named executive officers as follows:

Name	2014 Annual Base Salary		2014 Target Bonus % (1)
Don A. Mattrick	$1,000,000		200%
Mark Pincus	$250,000		—
Clive Downie	$450,000		100%
Devang Shah	$325,000		50%
Mark Vranesh	N/A	(2)	N/A (2)

(1)	Expressed as a percentage of such named executive officer’s base salary.
(2)	We announced in April 2014 that Mr. Vranesh would be leaving the Company.

The amount of the performance-based bonus awards payable to each named executive officer participating in the program is subject to the Company’s achievement of one or more performance conditions related to bookings and achieving certain adjusted EBITDA levels. In recognition of the at-risk nature of the performance-based cash bonus awards, each named executive officer granted such an award may earn no bonus or up to a maximum of 200% of the target bonus depending upon the level of achievement of the performance conditions, subject to the Compensation Committee’s discretion to decrease the amount of such performance-based cash bonus award actually payable to the named executive officer. Such performance conditions will be assessed by the Compensation Committee on both our bookings and adjusted EBITDA for fiscal year 2014.

Other Equity Awards.

In March 2014, the Compensation Committee granted restricted stock unit awards and stock options to Messrs. Mattrick and Downie. Mr. Mattrick was awarded 915,750 ZSUs and 758,241 stock options as provided for in his offer letter. Although Mr. Mattrick’s offer letter provides that he will be eligible to receive in 2014 an equity award in the form of ZSUs and ZSUs with performance criteria with a target value of approximately $7,000,000, he volunteered to receive a portion of this equity award in stock options. The Compensation Committee determined that part of the award should be delivered as stock options, in order to tie actual compensation to increases in shareholder value and align with historical equity award practices of the Company. Mr. Downie was awarded 200,000 ZSUs and 500,000 stock options to continue to incentivize his performance over the long-term. The ZSUs granted to our executives are subject to both a time-based vesting requirement and an additional vesting condition designed to qualify such award as tax-deductible compensation under Section 162(m).

Post-Employment Compensation

In hiring our current executive officers, we recognized that many of our desired candidates were leaving the security of employment with more mature companies where they had existing severance and change of control compensation rights. Accordingly, we sought to develop compensation packages that could attract qualified candidates to fill our most critical positions, which required providing some protection in the event of an involuntary termination. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure. In general, our executives are provided offer letters at hire, which define employment as at-will and define starting salary and initial equity awards. Except for our CEO, none of our officers are provided severance if employment is terminated apart from in connection with a change-in-control.

If we terminate Mr. Mattrick’s employment without cause or if Mr. Mattrick resigns in a constructive termination, we must pay him (i) a separation payment equal to two times annual salary plus two times target bonus (paid over 24 months), and a pro-rated bonus for the fiscal year of termination (paid when bonuses are paid to our executive officers in respect of the year of termination), and (ii) accelerated vesting of (w) all of Mr. Mattrick’s make-whole grant, (x) Mr. Mattrick’s inducement grant as to the shares that would have vested in the one year period following such termination, and (y) any annual grants that are subject to time-based vesting as to the shares that would have vested in the one year period following such termination, and (z) any annual grants that are subject to performance-based vesting on a pro-rata basis, based on actual performance for the portion of the performance period completed, provided that Mr. Mattrick worked at least six months of the applicable performance period. If we terminate Mr. Mattrick’s employment without cause or if Mr. Mattrick resigns in a constructive termination, in either case during the 30-day period immediately preceding a change in control or 18-month period following a change in control, Mr. Mattrick will receive the aforementioned severance terms, provided that the cash severance shall be paid in a lump sum and the full accelerated vesting shall apply to the inducement grant as well as the make-whole grant.

Each of our employees at the level of vice president or above, including our executive officers, is eligible to participate in the Change in Control Severance Benefit Plan (the “Change in Control Plan”) if such employee’s eligibility is approved by the Board or a committee thereof. Upon a change in control (as defined in the 2011 Plan), each then-current participant (including a participant who, within 30 days before a change in control, suffers an involuntary termination without cause or a resignation for good reason) will receive, in exchange for a release of claims, accelerated vesting of 25% of the total number of shares subject to each equity award held by such participant. Additionally, for participants who are at the level of senior vice president or above, including our executive officers, if such participant suffers an involuntary termination without cause or a resignation for good reason within 30 days before or 18 months following a change in control, he or she will receive, in exchange for a release of claims, accelerated vesting of an additional 25% of the total number of shares subject to each equity award held by such participant. The Change in Control Plan is designed to provide an internally consistent and equitable standard of accelerated vesting benefits, triggers and conditions for our more senior level employees. We believe that a pre-existing plan like the Change in Control Plan will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.

Messrs. Ko and Lee terminated their employment with us effective August 16, 2013. We paid cash payments to each of Messrs. Ko and Lee upon their terminations, representing: (i) each officers’ base salary for four months, plus an additional week of pay for each year (or partial year) of service, (ii) an amount in lieu of three months of accelerated vesting of each officers’ equity grants, and (iii) an amount equal to four months of premium payments to extend Messrs. Ko and Lee’s health insurance under COBRA.

For a summary of the material terms and conditions of the severance and change in control arrangements in effect as of December 31, 2013, see “—Potential Payments Upon Termination or Change in Control.”

Employee Benefits

We provide standard health, dental, vision, life and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which currently does not include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees.

Stock Ownership Guidelines

We believe that in order to align the interests of our executive officers with those of our stockholders, executive officers should have a financial stake in Zynga. Our Executive Officer and Non-Employee Director Stock Ownership Guidelines provide that the CEO should own our common stock with a value of at least six times his base salary, and that each of our executive officers should own our common stock with a value of at least three times such employee’s base salary. Unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership for purposes of this policy. Vested but unexercised stock options will be treated as equivalent to one-half (0.5) share. The employees covered by the policy are expected to be in compliance with the ownership levels above within five years of their date of hire or promotion, or if later, January 1, 2017. Failure to meet or show sustained progress toward meeting the ownership requirements set forth in the policy may result in a reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity grants.

Compensation Recovery Policies

In April 2013, we adopted an executive compensation recovery (“clawback”) policy for incentive awards paid to executive officers. In the event of a restatement of incorrect financial results, the policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded to executive officers in excess of the awards that would have been paid or awarded based on the restated financial results and the executive officer engaged in fraud or willful misconduct that caused the restatement, in each case on a “net” after tax basis.

In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act once final regulations on the subject have been adopted.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) limits the amount that a public company may deduct from federal income taxes for remuneration paid to executive officers (other than the chief financial officer) to $1 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options and the vesting of ZSUs, provided certain requirements are satisfied. Prior to 2013, the bonuses granted to our executives officers as discretionary bonuses or sign-on bonuses were not exempt from the Section 162(m) deduction limit. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the company and our stockholders. In 2013, our Compensation Committee reviewed the deductibility of compensation under Section 162(m) and determined to provide executive bonuses that were intended to qualify as “performance-based compensation” under Section 162(m) and we intend to continue such practice in 2014.

Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2013, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

Accounting Treatment. The accounting impact of our compensation programs is one of many factors that are considered in determining the size and structure of our programs, so that we can ensure that our compensation programs are reasonable and in the best interests of our stockholders.

Hedging, Short Sale and Pledging Policies

We have adopted a hedging policy, which prohibits our employees and directors from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock. Our employees and directors are also restricted from engaging in short sales related to our common stock. Additionally, our employees at the level of senior vice president or above are prohibited from pledging our common stock.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Compensation Committee of the Company’s Board of Directors

Jeffrey Katzenberg (Chair)

Sunil Paul

Ellen Siminoff

Compensation Risk Assessment

In 2014, F.W. Cook completed an assessment of the Company’s 2013 compensation program, as well as new compensation programs approved in early 2014 to ascertain any potential material risks that may be created by the compensation programs. The assessment focused on policies and practices relating to the components of our compensation programs and arrangements, incentive-based equity and cash compensation features, potential concerns regarding risk-taking behavior and specific risk mitigation features. The assessment was presented to and discussed with our Compensation Committee. Our Compensation Committee considered the findings of the assessment conducted as described above and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition. The following compensation design features help minimize the incentives for excessive risk-taking:

•

our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measured performance on a quarterly or an annual basis, our equity awards generally vest over four years, which we believe encourages our employees to focus on our long-term performance;

•	we have internal controls over our financial accounting and reporting;

•	we have a strong use of equity compensation, ensuring that our compensation program does not over emphasize short-term performance at the expense of long-term value creation;

•

our Compensation Committee provides independent oversight of our executive compensation program and conducts and annual review of target compensation levels and reviews the alignment of compensation with performance;

•	our equity compensation guidelines are based on market levels;

•	we adopted stock ownership guidelines for our executive officers and directors;

•

we have an executive compensation recovery (“clawback”) policy that authorizes our Board, if it determines appropriate in the circumstances and subject to applicable laws, to recoup a portion of past incentive compensation paid to executive officers in the event of a restatement of the Company’s financial results;

•	we prohibit executives and directors from placing company shares into a margin account; and

•	we prohibit all hedging transactions involving our common stock, which prevents our employees and directors from insulating themselves from the effects of our stock price performance.

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers during 2013 who were serving as executive officers as of December 31, 2013 and two other former executive officers. We refer to these individuals in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Comp.($) (3)	Total ($)	W-2 Realized Comp. ($) (4)
Don A. Mattrick	2013	481,409	5,969,863	38,035,712	13,327,036	—	371	57,814,391	5,480,088
Chief Executive Officer

Mark Pincus	2013	75,000	—	—	—	—	236	75,236	70,464
Chief Product Officer and Chairman	2012	300,000	—	—	—	—	810	300,810	282,218
	2011	300,000	3,750	—	—	—	1,374,764	1,678,514	323,020

Clive Downie	2013	73,557	1,000,000	2,211,000	—	—	90	3,284,647	1,073,296
Chief Operating Officer

Devang Shah	2013	239,375	103,437	1,212,400	418,000	—	572	1,973,784	731,376
General Counsel, Secretary and Vice President

Mark Vranesh	2013	425,000	—	3,125,010	—	385,658	810	3,936,478	717,646
Former Chief Financial Officer and Chief Accounting Officer	2012 2011	246,876 200,000	35,000 32,500	1,389,000 750,000	158,031 —	— —	694 420	1,829,601 982,920	613,197 963,880

David Ko (5)	2013	264,423	—	5,102,090	—	—	766,417	6,132,930	—
Former Chief Operations Officer	2012 2011	285,817 209,183	56,250 79,830	4,167,000 6,250,000	— —	— —	550 442	4,509,617 6,539,455	— —

Cadir Lee (6)	2013	264,423	—	5,692,960	—	—	227,506	6,184,889	—
Former Chief Technology Officer	2012 2011	285,817 209,183	56,250 40,000	— 3,005,455	— —	— —	550 442	348,617 3,255,080	— —

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 11, “Stockholders’ Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

(2)

In accordance with SEC rules, this column represents the grant date fair value of stock options, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For additional information on the valuation assumptions, see Notes to Consolidated Financial Statements at Note 9, “Stockholders’ Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock options, the exercise of stock options, or the sale of the common stock underlying such stock options.

(3)	Includes payments for life insurance premiums for each named executive officer.
(4)

The SEC’s calculation of total compensation includes several items driven by accounting and actuarial assumptions, and as a result, these amounts differ from the compensation actually realized by our named executive officers in a particular year. To supplement the SEC’s required disclosure, we have included “W-2 Realized Comp.” in the table above to compare our current named executive officers’ 2013 compensation as determined under SEC rules with the compensation they actually realized, as reported on their IRS W-2 forms. The amounts shown under “W-2 Realized Comp.” are not a substitute for amounts reported elsewhere.

(5)

Mr. Ko resigned on August 16, 2013 and entered into a release agreement. Under the agreement, Mr. Ko received (i) severance equal to four months of his base salary plus an additional week of pay for each year (or partial year) of service and (ii) an amount in cash equal to four months of premium payments to extend his health insurance under COBRA. Mr. Ko’s W-2 realized compensation is not disclosed due to his separation from service.

(6)

Mr. Lee resigned on August 16, 2013 and entered into a release agreement. Under the agreement, Mr. Lee received (i) severance equal to four months of his base salary plus an additional week of pay for each year (or partial year) of service and (ii) an amount in cash equal to four months of premium payments to extend his health insurance under COBRA. Mr. Lee’s W-2 realized compensation is not disclosed due to his separation from service.

Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to the named executive officers during the year ended December 31, 2013. The equity awards granted during the year ended December 31, 2013 identified in the table below are also reported in “Outstanding Equity Awards as of December 31, 2013.” For additional information regarding incentive plan awards, see the section titled “Executive Compensation—Employee Benefits and Stock Plans.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Don A. Mattrick	7/15/13	—	—	—	—	—	—	1,785,714	—	—	6,339,285
	7/15/13	—	—	—	—	—	—	8,928,571	—	—	31,696,427
	7/15/13	—	—	—	—	—	—	—	7,357,143	3.55	13,327,036
Mark Pincus	—	—	—	—	—	—	—	—	—	—	—
Clive Downie	11/15/13	—	—	—	—	—	—	550,000	—	—	2,211,000
Devang Shah	2/15/13	—	—	—	—	—	—	150,000	—	—	480,000
	4/15/13	—	—	—	—	—	—	50,000	—	—	161,000
	12/5/13	—	—	—	—	—	—	40,000	—	—	160,400
	12/13/13	—	—	—	—	—	—	100,000	—	—	411,000
	12/13/13	—	—	—	—	—	—	—	200,000	4.11	418,000
Mark Vranesh	4/15/13	212,500	425,000	850,000	1,562,505	3,125,010	6,250,020	—	—	—	—
David Ko (2)	4/15/13	250,000	500,000	1,000,000	2,551,045	5,102,090	10,204,180	—	—	—	—
Cadir Lee (2)	4/15/13	250,000	500,000	1,000,000	2,846,480	5,692,960	11,385,920	—	—	—	—

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs and stock options, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 11, “Stockholders Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or stock options, the exercise of the stock options or the sale of the common stock underlying such awards or stock options.

(2)	Messrs. Ko and Lee each resigned on August 16, 2013 and therefore were not eligible to receive any payouts under non-equity and equity incentive plan awards.

Outstanding Equity Awards as of December 31, 2013

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Don A. Mattrick	—		7,357,143	(2)	3.55	7/15/2023	—		—
	—		—		—	—	1,785,714	(3)	6,785,713
	—		—		—	—	8,928,571	(4)	33,928,570

Clive Downie	—		—		—	—	550,000	(5)	2,090,000

Mark Pincus	800,000		—		0.12815	11/19/2018	—		—
	6,400,000		—		0.17065	4/30/2019	—		—

Devang Shah	16,666	(6)	33,334		2.80	8/31/2022	—		—
	—		200,000	(7)	4.11	12/13/2023	—		—
	—		—		—	—	18,750	(8)	71,250
	—		—		—	—	6,250	(9)	23,750
	—		—		—	—	2,187	(10)	8,311
	—		—		—	—	11,250	(11)	42,750
	—		—		—	—	62,500	(12)	237,500
	—		—		—	—	112,500	(13)	427,500
	—		—		—	—	50,000	(14)	190,000
	—		—		—	—	40,000	(15)	152,000
	—		—		—	—	100,000	(16)	380,000

Mark Vranesh	80,000		—		0.17065	4/8/2019	—		—
	—		100,000	(17)	2.80	8/31/2022	—		—
	—		—		—	—	25,000	(18)	95,000
	—		—		—	—	56,250	(19)	213,750

David Ko	—		—		—	—	—		—

Cadir Lee	—		—		—	—	—		—
	—		—		—	—	—		—
	—		—		—	—	—		—

(1)

Represents the market value of the shares underlying the ZSUs as of December 31, 2013, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $3.80 per share on December 31, 2013. This value assumes that the fair market value of the Class B common stock underlying the ZSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)	Vests (i) 60% on July 8, 2016, (ii) 20% on July 8, 2017, and (iii) 20% on July 8, 2018, subject in each case to continued service on the applicable vesting date.
(3)

Vests (i) 45.32% on July 8, 2014, (ii) 45.32% on the day prior to the 2015 annual meeting of Company’s stockholders, and (iii) 9.36% on July 8, 2016, subject in each case to continued service on the applicable vesting date.

(4)	Vests (i) 60% on July 8, 2016, (ii) 20% on July 8, 2017, and (iii) 20% on July 2018, subject in each case to continued service on the applicable vesting date.
(5)	Vests 25% on November 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(6)	Vested 25% on August 15, 2013, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(7)	Vests 25% on December 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(8)	Vested 25% on August 2, 2011, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(9)	Vested 25% on January 15, 2012, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(10)	Vested 25% on July 15, 2012, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(11)	Vested 25% on March 15, 2013, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(12)	Vested 25% on April 15, 2013, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(13)

Vested 25% on November 15, 2013, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(14)	Vests 25% on February 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(15)	Vests 25% on August 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(16)	Vests 25% on December 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(17)	Vested 25% on August 16, 2013, then the remaining shares vest in equal monthly installments over the following three years, subject in each case to continued service on the applicable vesting date.
(18)

The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the ZSUs on April 15, 2011 and, as to the remaining shares, in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(19)	Vested 25% on March 15, 2012, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

Stock Option Exercises and Stock Vested During 2013

The following table shows information regarding options that were exercised and ZSUs that vested with respect to our named executive officers during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1) (3)
Don A. Mattrick	—	—	—	—
Mark Pincus	—	—	—	—
Clive Downie	—	—	—	—
Devang Shah	—	—	115,000	403,925
Mark Vranesh	—	—	93,750	314,062
David Ko	—	—	587,500	1,791,312
Cadir Lee	5,685,174	19,199,644	208	655

(1)

These values assume that the fair market value of the Class B common stock underlying the ZSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)

In the case of stock options, the value realized represents the fair market value of our Class B common stock assumed to be equal to our Class A common stock as described in (1) above, on the date of exercise less the aggregate exercise price of the option.

(3)	In the case of stock awards, the value realized equals the fair market value of the Class A common stock underlying the ZSU’s on the vesting date, multiplied by the number of units that vested.

Pension Benefits

We do not have any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The following table sets forth quantitative estimates of the benefits that our named executive officers would receive in the event of a qualifying termination and/or upon a qualifying termination in connection with a change in control, assuming the event took place on December 31, 2013, the last business day of our most recently completed fiscal year, except for Messrs. Ko and Lee, each of whom were no longer with the company at the end of the most recently completed fiscal year.

	Voluntary Termination for Good Reason or Involuntary Termination without Cause other than after a Change in Control				Equity Acceleration upon Change in Control (Employment Continues) ($) (1)	Voluntary Termination for Good Reason or Involuntary Termination without Cause after a Change in Control
Name	Salary Continuation ($)	Bonus Continuation ($)	Continued Benefits ($)	Equity Acceleration ($)		Salary Continuation ($)	Bonus Continuation ($)	Continued Benefits ($)	Equity Acceleration ($) (2)
Don A. Mattrick	2,000,000	1,939,726	26,650	33,928,570	10,638,392	2,000,000	1,939,726	26,650	42,553,569
Mark Pincus	—	—	—	—	—	—	—	—	—
Clive Downie	—	—	—	—	522,500	—	—	—	1,045,000
Devang Shah	—	—	—	—	1,002,311	—	—	—	544,500
Mark Vranesh	—	—	—	—	4,313,248	—	—	—	4,193,248

(1)

Unless otherwise noted, represents acceleration of 25% of the total number of shares underlying stock options or restricted stock units subject to acceleration for each participant in our Change in Control Plan as of December 31, 2013.

(2)

Unless otherwise noted, represents acceleration of 50% of the total number of shares underlying stock options or restricted stock units subject to acceleration for each participant in our Change in Control Plan as of December 31, 2013.

Messrs. Ko and Lee terminated their employment effective August 16, 2013. Actual payments to Mr. Ko upon his termination were: (i) $195,512.82 in salary continuation, representing four months, plus an additional week of pay for each year (or partial year) of service, of Mr. Ko’s base salary as of August 16, 2013, (ii) an additional cash payment of $562,500, representing an amount in lieu of three months of accelerated vesting, and (iii) $8,023.23, representing an amount equal to four months of premium payments to extend Mr. Ko’s health insurance under COBRA. Actual payments to Mr. Lee upon his termination were: (i) $214,743.59 in salary continuation, representing four months, plus an additional week of pay for each year (or partial year) of service, of Mr. Lee’s base salary as of August 16, 2013, (ii) an additional cash payment of $234.00, representing an amount in lieu of three months of accelerated vesting, and (iii) $8,023.23, representing an amount equal to four months of premium payments to extend Mr. Lee’s health insurance under COBRA.

In general, our executives are provided offer letters at hire, which define employment as at-will and define starting salary and initial equity awards. Except for our CEO, none of our officers are provided severance if employment is terminated apart from in connection with a change-in-control.

If we terminate Mr. Mattrick’s employment without cause or if Mr. Mattrick resigns in a constructive termination, we must pay him (i) a separation payment equal to two times annual salary plus two times target bonus (paid over 24 months), and a pro-rated bonus for the fiscal year of termination (paid when bonuses are paid to our executive officers in respect of the year of termination), and (ii) accelerated vesting of (w) all of Mr. Mattrick’s make-whole grant, (x) Mr. Mattrick’s inducement grant as to the shares that would have vested in the one year period following such termination, and (y) any annual grants that are subject to time-based vesting as to the shares that would have vested in the one year period following such termination, and (z) any annual grants that are subject to performance-based vesting on a pro-rata basis, based on actual performance for the portion of the performance period completed, provided that Mr. Mattrick worked at least six months of the applicable performance period. If we terminate Mr. Mattrick’s employment without cause or if Mr. Mattrick resigns in a constructive termination, in either case during the 30-day period immediately preceding a change in control or 18-month period following a change in control, Mr. Mattrick will receive the aforementioned severance terms, provided that the cash severance shall be paid in a lump sum and the full accelerated vesting shall apply to the inducement grant as well as the make-whole grant.

Each of our employees at the level of vice president or above, including our executive officers, is eligible to participate in the Change in Control Plan if such employee’s eligibility is approved by the Board or a committee thereof. Upon a change in control (as defined in the 2011 Plan), each then-current participant (including a participant who, within 30 days before a change in control, suffers an involuntary termination without cause or a resignation for good reason) will receive, in exchange for a release of claims, accelerated vesting of 25% of the total number of shares subject to each equity award held by such participant. Additionally, for participants who are at the level of senior vice president or above, including our executive officers, if such participant suffers an involuntary termination without cause or a resignation for good reason within 30 days before or 18 months following a change in control, he or she will receive, in exchange for a release of claims, accelerated vesting of an additional 25% of the total number of shares subject to each equity award held by such participant.

Employee Benefit and Stock Plans

Executive Change in Control Severance Benefit Plan

Our Compensation Committee approved our Change in Control Severance Benefit Plan (the “Change in Control Plan”). Each of our employees at the level of vice president or above, including our executive officers, is eligible to participate in the Change in Control Plan if such employee’s eligibility is approved by the Board or a committee thereof. Upon a change in control (as defined in our 2011 Plan), each then-current participant (including a participant who, within 30 days before a change in control, suffers an involuntary termination without cause or a resignation for good reason) will receive, in exchange for a release of claims, accelerated vesting of 25% of the total number of shares subject to each equity award held by such participant. Additionally, for participants who are at the level of senior vice president or above, including our executive officers, if such participant suffers an involuntary termination without cause or a resignation for good reason within 30 days before or 18 months following a change in control, he or she will receive, in exchange for a release of claims, accelerated vesting of an additional 25% of the total number of shares subject to each equity award held by such participant. These benefits are subject to a “best after tax” provision in the case the benefits would trigger excise tax penalties and loss of deductibility under Code Sections 280G and 4999. If a participant has other accelerated vesting benefits in another agreement with the company, he or she will not receive double benefits.

2011 Equity Incentive Plan

Our Board approved our 2011 Plan in October 2011 and our stockholders approved our 2011 Plan in November 2011. The 2011 Plan is the successor to our prior plan, our 2007 Equity Incentive Plan, (the “2007 Plan”) under which no further awards can be granted. All awards granted under the 2007 Plan will remain subject to its terms. Our 2011 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any of our subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, ZSUs, performance-based stock awards, and other forms of equity compensation to our employees, directors and consultants. Additionally, our 2011 Plan provides for the grant of performance cash awards to our employees, directors and consultants.

Authorized Shares. The maximum number of shares of our Class A common stock that may be issued under our 2011 Plan as of March 31, 2014 was 99,458,679 shares, plus, subject to certain limitations, any shares subject to stock options, ZSUs or other stock awards granted under our 2007 Plan that expire or otherwise terminate without having been exercised in full and shares issued or issuable pursuant to stock awards granted under our 2007 Plan that are forfeited to, tendered to pay taxes or the exercise price, or repurchased by us. Additionally, the number of shares of our Class A common stock reserved for issuance under our 2011 Plan will automatically increase on January 1 of each year, beginning on January 1, 2012 and continuing through and including January 1, 2021, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares as determined by our Board.

Corporate Transactions. Our 2011 Plan provides that in the event of certain specified significant corporate transactions, as defined under our 2011 Plan, each outstanding award will be treated as the administrator determines. The administrator may (i) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (iii) accelerate the vesting of the stock award and provide for its termination prior to the transaction and arrange for the lapse of any reacquisition or repurchase rights held by us; or (iv) cancel the stock award prior to the transaction in exchange for a cash payment, if any, determined by our Board. The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

2011 Employee Stock Purchase Plan

Our Board approved our 2011 Employee Stock Purchase Plan (the “2011 ESPP”) in September 2011 and our stockholders approved our 2011 ESPP in November 2011. Employees, including executive officers, of ours or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our 2011 ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (ii) continuous employment with us or one of our affiliates for a minimum period of time, of less than two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our 2011 ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our common stock, or (ii) holds rights to purchase stock under our 2011 ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

Authorized Shares. The maximum number of shares of our Class A common stock that may be issued under our 2011 ESPP as of March 31, 2014 was 49,138,675 shares. Additionally, the number of shares of our Class A common stock reserved for issuance under our 2011 ESPP will automatically increase on January 1 of each year and continuing through and including January 1, 2021, by the lesser of (i) 2% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 25,000,000 shares of our Class A common stock, or (iii) such lesser number of shares of Class A common stock as determined by our Board. Shares subject to purchase rights granted under our 2011 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2011 ESPP.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2013, including our 2007 Plan, our 2011 Plan and our 2011 ESPP. No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans. All of our Equity Compensation Plans that were in effect as of December 31, 2013 were adopted with the approval of the Company’s security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	108,077,778	(2)	$2.07	102,407,327	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	108,077,778	(2)	$2.07	102,407,327	(3)

(1)

The calculation of the weighted-average exercise price of the outstanding options and rights excludes 66,996,709 shares of common stock included in column (a) that are issuable upon the vesting of then-outstanding ZSUs because ZSUs have no exercise price.

(2)

Stock awards issued under our 2007 Plan will be settled in shares of Class B common stock. Stock awards issued under our 2011 Plan and shares purchased pursuant to our 2011 ESPP will be settled in shares Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(3)

Includes 68,710,491 and 33,696,836 shares of Class A common stock available for issuance under the 2011 Plan and the 2011 ESPP, respectively. There are no further shares were available for issuance under the 2007 Plan. Pursuant to the terms of our 2011 Plan and 2011 ESPP, an additional 33,292,373 and 16,646,186 shares were added to the 2011 Plan and 2011 ESPP, respectively, effective January 1, 2014. For additional information concerning the potential increase in the number of shares available for issuance under the 2011 Plan and 2011 ESPP, see the “Executive Compensation—Employee Benefit and Stock Plans—2011 Equity Incentive Plan” section above.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 31, 2014 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Class A common stock, Class B common stock or Class C common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 31, 2014. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock, Class B common stock and Class C common stock shown that they beneficially own, subject to community property laws where applicable.

Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2014, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zynga Inc., 699 8th Street, San Francisco, CA 94103.

Name of Beneficial Owner	Shares Beneficially Owned (1)						Total Ownership % (2)	Total Voting % (3)
	Class A		Class B		Class C
	Shares	%	Shares	%	Shares	%
5% Stockholders:
Mark Pincus and related entities (4)	1,522	*	64,885,846	52.8	20,517,472	100	9.7	62.2
KPCB Holdings, Inc., as Nominee (5)	15,217,880	2.1	39,105,918	31.8	—	—	6.1	9.5
The Vanguard Group (6)	37,207,372	5.0	—	—	—	—	4.2	1.2
S.A.C. Capital Advisors, L.P. (7)	36,954,391	5.0	—	—	—	—	4.2	1.2
Named Executive Officers and Directors:
Mark Pincus (4)	1,522	*	64,885,846	52.8	20,517,472	100	9.7	62.2
Don A. Mattrick (8)	—	—	—	—	—	—	*	*
Clive Downie	—	—	—	—	—	—	*	*
Devang Shah (9)	156,833	*	7,813	*	—	—	*	*
Mark Vranesh (10)	1,146,576	*	397,334	*	—	—	*	*
L. John Doerr (11)	16,188,202	2.2	40,759,424	33.1	—	—	6.4	9.9
William “Bing” Gordon (12)	15,256,942	2.1	40,017,036	32.5	—	—	6.3	9.7
Reid Hoffman	41,322	*	1,474,432	1.2	—	—	*	*
Jeffrey Katzenberg	41,322	*	—	—	—	—	*	*
Stanley J. Meresman (13)	76,253	*	25,000	*	—	—	*	*
Sunil Paul	41,322	*	—	—	—	—	*	*
Ellen Siminoff (14)	300,036	*	—	—	—	—	*	*
David Ko	50,000	*	—	—	—	—	*	*
Cadir Lee (15)	602,362	*	103,555	*	—	—	*	*
All executive officers and directors as a group (14 persons)(16):	18,684,803	2.5	108,564,522	88.3	20,517,472	100	16.6	72.9

*	Represents beneficial ownership of less than one percent (1%) of the applicable class of outstanding common stock.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 740,391,509 shares of our Class A common stock, 122,988,716 shares of our Class B common stock and 20,517,472 shares of our Class C common stock outstanding on March 31, 2014, adjusted as required by rules promulgated by the SEC.

(2)	Total ownership percentage represents ownership with respect to all shares of our Class A, Class B and Class C common stock.
(3)

Total voting power percentage represents voting power with respect to all shares of our Class A, Class B and Class C common stock. Each holder of Class C common stock is entitled to seventy votes per share of Class C common stock, each holder of Class B common stock is entitled to seven votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote.

(4)

Consists of (i) 20,517,472 shares of Class C common stock; (ii) 34,352,912 shares of Class B common stock; (iii) 2,767,300 shares of Class B common stock held by or jointly with Alison Pincus; (iv) 27,765,634 shares of Class B common stock held by Ogden Enterprises LLC for which Mark Pincus holds shared voting and dispositive power, and (v) 1,522 shares of Class A common stock.

(5)

Based on a Schedule 13G filed with the SEC on February 14, 2012 by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”) and a Form 4 filed with the SEC on February 20, 2014. Consists of (i) 21,000,000 shares of Class A common stock and 37,323,908 shares of Class B common stock held by KPCB XIII; (ii) 1,679,723 shares of Class B common stock held by KPCB Digital Growth Fund, LLC; and (iii) 102,287 shares of Class B common stock held by KPCB Digital Growth Founders Fund, LLC. The managing member of KPCB XIII is KPCB XIII Associates, LLC; less a pro rata distribution made by KPCB XIII for no consideration of 5,782,120 shares of Class A common stock to its members on February 18, 2014. The managing member for KPCB Digital Growth Fund, LLC and KPCB Digital Growth Founders Fund, LLC is KPCB DGF Associates, LLC. Brook Byers, L. John Doerr, Raymond Lane, Theodore Schlein, William Joy and Mr. Gordon, the managing directors of KPCB DGF Associates, LLC, exercise shared voting and dispositive control over the shares directly held by KPCB Digital Growth Fund, LLC. Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Theodore E. Schlein, the managing directors of KPCB XIII Associates, LLC, and Mr. Gordon, a member of KPCB XIII Associates, LLC, exercise shared voting and dispositive control over the shares directly held by KPCB XIII. Mr. Gordon, a member of our Board, is a member of KPCB XIII Associates and KPCB DGF Associates and may be deemed to share voting and dispositive power with respect to shares held by KPCB XIII, KPCB Digital Growth Fund, LLC, and KPCB Digital Growth Founders Fund, LLC. KPCB XIII’s address is 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)

Based on a Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group (“Vanguard”). Vanguard is the beneficial owner of all of the reported shares, and has sole voting power over 384,076 shares, sole dispositive power over 36,869,696 and shared dispositive power over 87,005 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Based on a Schedule 13G filed with the SEC on March 27, 2014 by a joint filing group consisting of S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., Steven A. Cohen (collectively, the “S.A.C. entities”) and Sigma Capital Management, LLC (“Sigma”). The S.A.C. entities are the beneficial owners of all of the reported shares, and have shared voting power and shared dispositive power over all of the shares. Sigma has beneficial ownership, shared voting power and shared dispositive power with respect to 1,740,000 shares. The address of the S.A.C. entities is 72 Cummings Point Road, Stamford, Connecticut 06902 and the address of Sigma is 510 Madison Avenue, New York, New York 10022.

(8)	Mr. Mattrick commenced his employment with the Company on July 8, 2013 and the equity grants awarded to him pursuant to his offer letter will begin vesting on July 8, 2014.

(9)

Includes (i) 19,787 shares of Class A common stock issuable upon exercise of options that are fully vested and exercisable; (ii) 2,082 shares of Class A common stock issuable upon exercise of options vesting within 60 days of March 31, 2014; (iii) 18,750 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of March 31, 2014; and (iv) 7,813 shares of Class B common stock issuable upon vesting of ZSUs within 60 days of March 31, 2014.

(10)

Includes (i) 851,892 shares of Class A Common stock held by the Vranesh Family Trust; (ii) 150,000 shares of Class B common stock held by the Vranesh Family Trust; (iii) 39,581 shares of Class A common stock issuable upon exercise of options that are fully vested and exercisable; (iv) 4,166 shares of Class A common stock issuable upon exercise of options vesting within 60 days of March 31, 2014; (v) 80,000 shares of Class B common stock issuable upon exercise of options that are fully vested and exercisable; (vi) 42,327 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of March 31, 2014; (vii) 12,500 shares of Class B common stock issuable upon vesting of ZSUs within 60 days of March 31, 2014.

(11)	Consists of shares listed in footnote (5) above, including 970,322 shares of Class A common stock and 1,653,506 shares of Class B common stock held directly by Mr. Doerr.
(12)	Consists of shares listed in footnote (5) above, including 39,062 shares of Class A common stock and 911,118 shares of Class B common stock held directly by Mr. Gordon.
(13)

Consists of 25,000 of Class B common stock held by the Meresman Family Trust U/D/T dated September 13, 1979, for which Mr. Meresman and his spouse serve as trustees and Mr. Meresman retains sole voting and dispositive power

(14)	Shares held by the D&E Living Trust. Mrs. Siminoff and her spouse serve as co-trustees and retain voting and dispositive power.
(15)	Based on a Form 4 filed with the SEC on August 12, 2013.
(16)

Includes (i) 18,558,110 shares of Class A common stock beneficially owned by directors and executive officers; (ii) 108,464,209 shares of Class B common stock beneficially owned by directors and executive officers; (iii) 61,077 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2014; (iv) 20,313 shares of Class B common stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2014; (v) 65,616 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2014, (vi) 80,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2014 and (vii) 20,517,472 shares of Class C common stock beneficially owned by directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

We have adopted a policy regarding transactions between us and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval, to the extent required by SEC regulations.

Transactions with Related Parties

During 2013, we leased office space owned by Mr. Pincus. The monthly rent was approximately $35,000 per month. We paid Mr. Pincus an aggregate of approximately $400,000 during 2013 in connection with this lease.

During 2013, we paid approximately $120,000 to a third party aircraft charter service company to charter aircraft for our executive staff’s business travel in 2013. The aircraft charter service company is unrelated to us and to Mr. Pincus, however, the charter service contracted with a limited liability company (the “LLC”) owned by Mr. Pincus for use of an aircraft owned by LLC. Our use of the aircraft owned by LLC is not exclusive.

Through December 31, 2013, we had entered into various agreements with LinkedIn Corporation whereby we purchase certain recruiting solutions and services in connection with our talent acquisition needs. We paid LinkedIn approximately $160,000 in 2013 under these agreements. Mr. Hoffman, one of our directors, founded and is the Chairman of and a significant shareholder of LinkedIn. In addition, Mr. Meresman, one of our directors, is a member of the board of directors of LinkedIn.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our amended and restated certificate of incorporation and Bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law.

Employment Related Arrangements

Compensation arrangements for our directors and named executive officers, including offer letter agreements, are described above under the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement.

We have entered into change of control arrangements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see the section titled “Executive Compensation—Potential Payments upon Termination or Change in Control.”

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report”

contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

ANNUAL REPORT TO STOCKHOLDERS

Our 2013 Annual Report has been mailed to shareholders and posted on our corporate website at company.zynga.com. The Company will provide, without charge, a copy of our 2013 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Zynga Investor Relations Department at 699 8th Street, San Francisco, California 94103.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. You can make an online request by visiting our investor relations website at http://investor.zynga.com/contactus.cfm or by contacting Zynga Investor Relations Department by mail at 699 8th Street, San Francisco, California 94103. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Devang Shah

Vice President, General Counsel and Secretary

April     , 2014

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 is available by contacting our Investor Relations Department by mail at 699 8th Street, San Francisco, California 94103.